Exhibit 2.2

Share Purchase Agreement
By and Among
Consolidated Vision Group, Inc.,
(a Delaware corporation)
The Sellers Listed on Schedule I Hereto
and
National Vision, Inc.
(a Georgia corporation)

July 25, 2005

Page
Exhibits	Description
Exhibit A	Target Subsidiaries	A-1
Exhibit B	Buyer Officer’s Certificate	B-1
Exhibit C	Company Officer’s Certificate	C-1
Exhibit D	Disclosure Schedule	D-1
Exhibit E	Sellers’ Counsel Legal Opinion	E-1
Exhibit F	Escrow Agreement	F-1
Exhibit G	Company Secretary’s Certificate	G-1
Exhibit H	Target Subsidiary’s Secretary’s Certificate	H-1
Exhibit I	Form of Release/Resignation for Barry H. Feinberg	I-1
Exhibit J	Form of Release/Resignation for Raymond C. French	J-1
Exhibit K	Seller’s Pro Rata Share	K-1

Additional Schedules

Schedule I	List of Sellers
Schedule 6.1	Certain Pre-Closing Matters
Schedule 7.7	Consents, Assigned Contracts, Etc.

v

SHARE PURCHASE AGREEMENT
     This SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of July 25, 2005 by and among Consolidated Vision Group, Inc., a Delaware corporation (the “Company”), the Sellers listed on Schedule I attached hereto (the “Sellers”), and National Vision, Inc., a company incorporated under the laws of the State of Georgia (the “Buyer”). Each of the Sellers, the Company and the Buyer may be hereinafter referred to as a “Party” and jointly as the “Parties.”
BACKGROUND
     The Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the issued and outstanding shares of capital stock (the “Shares”) of the Company. The Company together with its subsidiaries identified on Exhibit A (each, a “Target Subsidiary,” and collectively, the “Target Subsidiaries”), are collectively referred to herein as the “Target Companies.”
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and intending to be legally bound, the Parties hereto hereby agree as follows:
1. Definitions. Certain terms used in this Agreement are listed in alphabetical order and defined or referred to below (and correlative terms shall have correlative meanings).
     “280G Approval” is defined in Section 6.2(d).
     “280G Materials” is defined in Section 6.2(d).
     “Ableco Financing” means the Company’s financing with Ableco Finance LLC pursuant to the Amended and Restated Financing Agreement by and between Ableco Finance LLC, as Collateral Agent and Administrative Agent, America’s Best Contacts & Eyeglasses, Inc., CVG Product Services, Inc., as Borrowers, and Consolidated Vision Group, Inc., TSO Retail Holdings, Inc. as Guarantors, dated as of December 30, 2004.
     “Aboveground Storage Tank” shall have the meaning ascribed to such term in RCRA, or any other applicable Environmental Law.
     “Accounts Receivable” is defined in Section 3.10.
     “Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more Persons controls, or is controlled by, or is under common control with, such specified Person; provided, however, that no Professional Corporation will be deemed to be an Affiliate of any of the Target Companies or the Sellers for the purposes of this definition. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of voting stock, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Agreement” means this Agreement and the Exhibits and Schedules attached hereto.
     “Arbiter” is defined in Section 2.5(c).

Consolidated Vision Group, Inc Strictly Confidential

     “Balance Sheet” is defined in Section 3.7.
     “Balance Sheet Date” is April 2, 2005.
     “Benefit Plans” are defined in Section 3.20(a).
     “Books and Records” are defined in Section 7.1.
     “Business Day” means any day when banks in New Jersey, New York and Pennsylvania are open for conducting general commercial business.
     “Buyer” is defined in the preamble.
     “Buyer Officer’s Certificate” means a certificate substantially in the form of Exhibit B attached hereto.
“Buyer Indemnitee” is defined in Section 10.2(a).
     “Cancelled Agreements” is defined in Section 7.13.
     “Closing” is defined in Section 2.2.
     “Closing Date” is defined in Section 2.2.
     “Closing Date Balance Sheet” is defined in Section 2.5(b).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” is defined in the Recitals.
     “Company Officer’s Certificate” means a certificate substantially in the form of Exhibit C attached hereto.
     “Company Option Plan” means the Company’s Amended and Restated Stock Incentive Plan dated as of September 24, 2003.
     “Company Options” means all outstanding options to acquire capital stock or any other equity interest in the Target Companies, whether granted under the Company Option Plan or otherwise.
     “Confidential Information” means any confidential, proprietary business information or data belonging to or pertaining to the Target Companies that does not constitute a “Trade Secret” (as hereinafter defined) and that is not generally known by or available through legal means to the public, including, but not limited to, information regarding the Target Companies’ customers or actively sought prospective customers, suppliers, manufacturers and distributors gained by any Seller as a result of their relationship with the Target Companies.
     “Confidentiality Agreement” means the Confidentiality Agreement dated June 3, 2004 executed by the Buyer in favor of the Company and the Sellers.
     “Deductible” is defined in Section 10.2(b).

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     “Discharge” means any manner of spilling, leaking, dumping, discharging, releasing, migrating or emitting, as any of such terms may further be defined in any Environmental Law, into or through any medium including, without limitation, ground water, surface water, land, soil or air.
     Disclosure Schedule” means any of the schedules set forth in Exhibit D attached hereto containing information relating to the Target Companies or other Parties and exceptions to the representations and warranties set forth in Section 3 and other provisions hereof. The Disclosure Schedules are arranged in paragraphs corresponding to the numbered sections in this Agreement. Any specific disclosure set forth under one section of the Disclosure Schedules will be deemed disclosed for purposes of each additional section of the Disclosure Schedules, provided such disclosure is made in a manner as to make its relevance with respect to any such additional section of the Disclosure Schedules reasonably apparent.
     “Encumbrance” is defined in Section 3.6.
     “End Date” means the date which is one hundred and twenty (120) days from the date of this Agreement; provided that, at Buyer’s election, such date may be extended to a date which is no later than one hundred and fifty (150) days from the date of this Agreement.
     “Environmental Laws” means all federal, state, local or foreign statutes, laws, rules, regulations, codes, ordinances, decrees, orders or rulings currently in existence, any of which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, waste disposal, hazardous or toxic substances, solid or hazardous waste or occupational health and safety.
     “Environmental Permits” means, all environmental, health and safety permits, licenses, certificates, authorizations, approvals, decrees, orders and registrations required under the Environmental Laws.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” is defined in Section 3.20(a).
     “Escrow Agent” is defined in Section 2.3(b)(i)(A).
     “Escrow Agreement” is defined in Section 2.3(b)(i)(A).
     “Escrow Amount” is defined in Section 2.3(b)(i)(A).
     “Escrow Funds” means the funds held by the Escrow Agent pursuant to the Escrow Agreement, relating to the $6,000,000 amount deposited on the Closing Date pursuant to Section 2.3(b)(i)(A)(ii), that may be available at any particular time to satisfy any claims for indemnification made by the Buyer pursuant to this Agreement.
     “Facilities” means any facilities (including real property) presently or formerly owned, operated or leased by the Target Companies.
     “Financial Statements” is defined in Section 3.7.
     “Financing Commitments” is defined in Section 5.5.
     “GAAP” means U.S. generally accepted accounting principles.

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     “Governmental Authority” means any federal, state or local government or any court, administrative agency or commission or other governmental or regulatory agency or authority.
     “Handle” means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms may further be defined in any Environmental Law.
     “Hazardous Substances” shall be construed broadly to include any toxic or hazardous substance, material or waste, and any other contaminant, pollutant or constituent thereof, including, without limitation, petroleum or petroleum products, the presence of which requires investigation or remediation under any Environmental Laws.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States), as amended, and the rules and regulations thereunder.
     “Indemnified Party” is defined in Section 10.2(b).
     “Indemnifying Party” is defined in Section 10.2(b).
     “Industry Laws” means Laws governing or applicable to any or all of (a) the marketing and sale of all optical products and other offerings by the Target Companies, (b) the manufacture of optical goods and the ownership and operation of an optical laboratory, (c) opticians and retail optical stores, (d) optometrists, professional corporations and managed care entities, (e) contractual arrangements between or among (and the configuration of premises occupied by) any of the foregoing kinds of Persons, and (f) the advertising of the products and services sold or provided by any of the foregoing kinds of Persons.
     “Initial Adjustment” is defined in Section 2.5(a).
     “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names and Internet domain names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all Trade Secrets, (f) all computer software (including enhancements thereof and modifications thereto, source code, executable code, data, databases, and related documentation, but excluding “off the shelf” software), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).
     “IRS” means the U.S. Internal Revenue Service.
     “ISRA” is defined in Section 6.2(b).
     “ISRA Clearance” is defined in Section 6.2(b).
     “Jefferies” is defined in Section 3.23.

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     “Landlord Approval” is defined in Section 3.11(c).
     “Law” means any code, law (including common law), ordinance, zoning ordinance, building code, use restriction, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, liabilities, business, or use of owned or leased real property, including those promulgated, interpreted or enforced by any Governmental Authority.
     “Leases” means the leases and all agreements related thereto, including, without limitation, all amendments, modifications, and assignments, for the properties set forth on Section 3.11 of the Disclosure Schedules.
     “Letter of Non-Applicability” is defined in Section 6.2(b).
     “Licenses or Other Authorizations” is defined in Section 3.16(b).
     “Loss” is defined in Section 10.2(a)(i).
     “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is, individually or together with any other change, effect, event, occurrence, state of facts or development, materially adverse to the condition (financial or otherwise), business and properties of the Target Companies, taken as a whole, or that could materially impair the ability of the Company to perform its obligations under this Agreement and to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement; (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (i) the industry in which the Target Companies operate or (ii) the U.S. economy as a whole that, in either case, do not disproportionately affect the Target Companies; or (c) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to (i) actions disclosed in the Disclosure Schedules that are required to be taken under applicable laws, rules, regulations, or agreements, (ii) specific actions expressly consented to in writing by the Buyer, (iii) the acts or omissions of, or on behalf of, the Buyer, or (iv) acts of war, terrorism, or other similar conflict that do not disproportionately affect the Target Companies.
     “Material Contract” is defined in Section 3.18.
     “Mortgages” is defined in Section 3.11(b).
     “NJDEP” is defined in Section 6.2(b).
     “Party” and “Parties” are defined in the preamble.
     “PBGC” is defined in Section 3.20(b).
     “Permitted Encumbrances” are defined in Section 3.9.
     “Person” means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture or an unincorporated organization.
     “Post-Closing Adjustment” is defined in Section 2.5(d).

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     “Preliminary Closing Date Working Capital Statement” is defined in Section 2.5(a).
     “Products” is defined in Section 3.24.
     “Professional Corporations” means the optometric professional corporations listed on Section 3.26 of the Disclosure Schedule.
     “Purchase Price” is defined in Section 2.1.
     “RCRA” means the Resource Conservation and Recovery Act.
     “Real Property” is defined in Section 3.11(a).
     “Registered Intellectual Property” is defined in Section 3.21.
     “Released Buyer Claims” is defined in Section 7.10(b).
     “Released Claims” is defined in Section 7.10.
     “Sellers” are defined in the preamble.
     “Shares” are defined in the Recitals.
     “Stockholders’ Representative” is defined in Section 11.15(a).
     “Straddle Period” is defined in Section 9.1.
     “Target Amount” shall mean negative $9,496,212.
     “Target Companies” are defined in the Recitals.
     “Target Subsidiary” and “Target Subsidiaries” are defined in the Recitals.
     “Tax” means any taxes, duties, assessments, fees, levies, or similar governmental charges, together with any interest, penalties, and additions to tax, imposed by any taxing authority, wherever located (i.e. whether federal, state, local, municipal, or foreign), including, without limitation, all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem or occupation taxes.
     “Tax Returns” mean all reports, returns, statements (including, without limitation, estimated reports, returns, or statements), and other similar filings relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Trade Secrets” means information or data of or about the Target Companies, including but not limited to technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, strategic plans, products plans, or lists of actual or potential customers, distributees or licensees, information concerning the Target Companies’ finances, services, staff, contemplated acquisitions, marketing investigations and surveys, that (a) are not commonly known by or available to the public; (b) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can

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obtain economic value from their disclosure or use; and (c) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.
     “Transferred Employees” are defined in Section 7.6(a).
     “Underground Storage Tank” shall have the meaning ascribed to such term in RCRA, or any other applicable Environmental Law.
     “Warranty Expiration Date” means March 31, 2007.
     “Working Capital Escrow” is defined in Section 2.3(b)(i)(A).
2. Purchase and Sale; Closing.
     2.1 Purchase and Sale. Subject to the terms and conditions contained in this Agreement, on the Closing Date the Sellers shall sell, assign, transfer, and deliver to the Buyer, and the Buyer shall purchase from the Sellers all of the Shares (which constitute all of the issued and outstanding capital stock of the Company) in exchange for a purchase price (the “Purchase Price”) equal to $88,000,000, less the amounts in (a) through (d) below, and subject to adjustment as provided in Section 2.5:
          (a) The amount required to pay in full on the Closing Date the indebtedness of the Target Companies owing in connection with the Ableco Financing, and all interest, fees, expenses and payments (including, in each case, prepayment penalties if any) incurred in connection with the termination of any such indebtedness on the Closing Date, as set forth in Section 2.1(a) of the Disclosure Schedule;
          (b) The net cash amount paid pursuant to Sections 2.4(a), (b) and (d) plus any applicable withholding taxes;
          (c) The amount required to pay the fees and expenses owing in connection with the transactions contemplated by this Agreement listed on Section 2.4(c) of the Disclosure Schedule; and
          (d) The amount required to repay all deposits that the Target Companies are required to pay to Ocular Sciences, Inc. pursuant to the Amended and Restated Purchase and Sale Agreement by and between Ocular Sciences, Inc. and CVG Product Services, Inc., calculated on a net present value basis in accordance with the schedule set forth on Section 2.1(d) of the Disclosure Schedule.
     2.2 Closing. The closing (the “Closing”) of the sale and purchase of the Shares shall take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103, commencing at 10:00 a.m., local time, on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions each Party will take at the Closing), or such other date as the Buyer and the Sellers may mutually determine (the “Closing Date”). Unless otherwise agreed by the Parties in writing, the Closing will be deemed to have occurred at 12:01 a.m. local time on the Closing Date at the place of the Closing.
     2.3 Deliveries at Closing. At the Closing:
          (a) The Sellers and the Target Companies, as applicable, shall deliver to the Buyer:
               (i) certificates for the Shares in negotiable form, duly endorsed in blank, or

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with separate stock transfer powers attached thereto and signed in blank;
               (ii) the Company Officer’s Certificate;
               (iii) The stock books, stock ledgers, minute books, and other corporate records of the Target Companies;
               (iv) Resignations and releases dated the Closing Date of Barry H. Feinberg and Raymond C. French substantially in the forms attached hereto as Exhibits I and J, respectively, and such other resignations and/or releases in form and substance satisfactory to the Buyer of such other directors of the Target Companies as may be designated by the Buyer;
               (v) All required assignments, permits, estoppels and consents pursuant to Section 7.7;
               (vi) A certificate dated the Closing Date from the Company’s Secretary substantially in the form attached hereto as Exhibit G;
               (vii) A certificate dated the Closing Date from the Secretary of each Target Subsidiary substantially in the form attached hereto as Exhibit H;
               (viii) Evidence of the termination and payment in full of the Abelco Financing, including without limitation a “pay-off” letter from Abelco;
               (ix) Assignments by the employees listed on Section 2.3 of the Disclosure Schedule of any and all of their right, title and interest into any Intellectual Property of the Company;
               (x) The documents from NJDEP required by Section 6.2(b) and the evidence of approval of any “parachute payments” under Section 280G of the Code required by Section 6.2(c); and
               (xi) The legal opinion of counsel to the Sellers substantially in the form attached hereto as Exhibit E;
               (xii) Release documents with respect to all Mortgages, in recordable form and in a form and substance reasonably satisfactory to Buyer and its counsel, together with any additional documentation reasonably required to completely satisfy and release such Mortgages of record; and
               (xiii) All other documents, instruments and writings required to be delivered by the Sellers or the Target Companies at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.
          (b) The Buyer shall deliver to the Sellers:
               (i) The Purchase Price as calculated in accordance with Section 2.1, and subject to adjustment as set forth in Section 2.5, as follows:
                    (A) From the Purchase Price, the Buyer will deposit an amount equal to $7,000,000 (the “Escrow Amount”) with the escrow agent (the “Escrow Agent”) designated in the escrow agreement (the “Escrow Agreement”), substantially in the form of Exhibit F hereto, to be entered into at the Closing by the Buyer, the Stockholders’ Representative on behalf of the Sellers and the Escrow

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Agent, which shall provide for: (i) an escrow of $1,000,000 with respect to the purchase price adjustment set forth in Section 2.5 (the “Working Capital Escrow”); and (ii) an escrow of $6,000,000 beginning on the Closing Date and ending on the later to occur of the Warranty Expiration Date and the date that all claims by the Buyer Indemnitees against any Seller pursuant to Section 10 or otherwise are finally adjudicated or resolved, as set forth in the Escrow Agreement; and
                    (B) The Buyer will pay to the Sellers in cash at the Closing by wire transfer of immediately available funds the balance of the Purchase Price, after deposit of the Escrow Amount, and subject to adjustment as provided in Section 2.5, to the accounts and in the amounts set forth in Section 2.3(b) of the Disclosure Schedules;
               (ii) The Buyer Officer’s Certificate; and
               (iii) All other documents, instruments and writings required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.
          (c) The Buyer shall pay the amounts set forth in Section 2.1(a) of the Disclosure Schedules to the lenders under the Ableco Financing to accounts set forth in such schedule.
     2.4 Company Options; Post-Closing Deliveries.
          (a) Upon Closing, and pursuant to the Company Option Plan and the terms of the Company Options, each unvested and/or unexercisable outstanding Company Option will immediately become vested and exercisable, and effective immediately after the Closing, every outstanding Company Option shall be cancelled by an instrument reasonably acceptable to the Buyer. Each holder of a Company Option shall be entitled to receive in exchange therefor cash in an amount equal to the product of (x) the number of shares of Company common stock subject to the Company Option and (y) the amount by which the per share cash consideration as set forth on Section 2.4(x) of the Disclosure Schedules exceeds the exercise price per share of such Company Option, less any applicable withholding taxes. The Buyer shall make, or cause the Target Companies to make, such cash payments to the holders of Company Options immediately following the Closing, less any applicable withholding taxes. All amounts owing to such holders, before withholding tax, are set forth in Section 2.4(a) of the Disclosure Schedule.
          (b) The Buyer shall also pay or cause the Target Companies to pay, immediately following the Closing, to the holders of all rights to receive payments from any Target Company upon a change-in-control of any Target Company (including without limitation any deferred compensation payable to Raymond C. French) that are based on the amount paid in such change-in-control transaction, all amounts owing to such holders as set forth in Section 2.4(b) of the Disclosure Schedule, less any applicable withholding taxes, in complete satisfaction of all obligations of the Target Companies to such holders; and
          (c) Immediately following the Closing, the Buyer shall pay the amounts set forth in Section 2.4(c) of the Disclosure Schedule in payment of the fees and the expenses owing in connection with the transactions contemplated by this Agreement to the accounts set forth in such schedule.
          (d) The Buyer shall also pay or cause the Target Companies to pay, immediately following the Closing, the amounts set forth in Section 2.4(d) of the Disclosure Schedule to Barry H. Feinberg and Raymond C. French in full satisfaction of any of their respective bonus entitlements, less any applicable withholding taxes.

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     2.5 Adjustment to the Purchase Price.
          (a) Determination of Preliminary Adjustment Amount. At least two business days prior to the Closing, the Sellers shall deliver a schedule showing the estimated difference, if any, between the net working capital balance as of the Closing Date calculated in accordance with Schedule 2.5 and the Target Amount (such schedule, the “Preliminary Closing Date Working Capital Statement”). The Preliminary Closing Date Working Capital Statement shall be prepared in accordance with Schedule 2.5 and in collaboration with the chief financial officer of Buyer, and shall represent a good faith estimate of the Sellers at the Closing. The Purchase Price payable at the Closing shall be adjusted at Closing, prior to any payment pursuant to Section 2.3(b), on a dollar-for-dollar basis (the “Initial Adjustment”) to the extent that the net working capital balance as of the Closing Date as shown on the Preliminary Closing Date Working Capital Statement is greater or less than the Target Amount.
          (b) Preparation and Review of Closing Date Balance Sheet. As soon as reasonably practical following (but not more than 60 days after) the Closing Date, the Sellers shall cause to be prepared a consolidated balance sheet of the Target Companies on a historical basis as of the Closing Date, with an accompanying schedule showing the difference, if any, between the net working capital balance as of the Closing Date calculated in accordance with Schedule 2.5 and the net working capital balance as of the Closing Date as shown on the Preliminary Closing Date Working Capital Statement (such historical balance sheet and schedule, the “Closing Date Balance Sheet”). The Closing Date Balance Sheet will be prepared consistently with the Balance Sheet and in accordance with Schedule 2.5. The Buyer will assist the Sellers, and Sellers will consult and collaborate with the chief financial officer of the Buyer, in the Sellers’ preparation of the Closing Date Balance Sheet and provide full access to those books and records and working papers of the Company not in the possession of the Sellers. If an Arbiter is appointed pursuant to Section 2.5(c) below, the Buyer shall cause the Company’s and the Buyer’s accountants to provide the Arbiter with similar full access to such books and records. Within 30 days of receipt of the Closing Date Balance Sheet, the Buyer shall propose to the Sellers such adjustments (if any) therein as shall in the Buyer’s judgment be required to cause the Closing Date Balance Sheet to reflect fairly those items required to be included therein, in accordance with Schedule 2.5. Unless the Buyer notifies the Sellers in writing within such 30-day period of an objection to any item or computation set forth on the Closing Date Balance Sheet, specifying in reasonable detail the basis for such objection, the Closing Date Balance Sheet delivered to the Buyer by the Sellers shall be binding on the Parties.
          (c) Dispute Resolution. Any dispute concerning the Closing Date Balance Sheet or any post-closing adjustment hereunder which cannot be resolved by the Parties within 30 days of the Sellers’ receipt of the Buyer’s proposed adjustments will be submitted no later than 45 days after such receipt for determination to an arbiter mutually acceptable to both Parties (the “Arbiter”) for resolution of the disputed items and determination of the Post-Closing Adjustment within 30 days after such Arbiter is appointed in such capacity. Any determination by the Arbiter shall be final and binding upon the Parties. Prior to referring the matter to the Arbiter, the Parties shall agree on the procedures to be followed by the Arbiter, including procedures with regard to the presentation of evidence. If the Parties are unable to agree upon procedures within the time prescribed for referral of the dispute to the Arbiter, the Arbiter shall establish such procedures giving due regard to the intention of the Parties to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may, but need not, be those proposed by either of the Parties. The Sellers and the Buyer shall each bear one-half of the fees, costs and expenses of the Arbiter selected in the event of a dispute. The determination by the Arbiter shall be based solely on presentations by the Sellers and the Buyer and shall not involve independent review.
          (d) Payment of Post-Closing Adjustment. The Purchase Price shall be adjusted on a dollar-for-dollar basis (the “Post-Closing Adjustment”) to the extent that the net working capital balance as of the Closing Date as shown on the Closing Date Balance Sheet is greater or less than the net working

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capital balance as of the Closing Date as shown on the Preliminary Closing Date Working Capital Statement in the following manner: Within five Business Days following the acceptance by the Buyer of the Closing Date Balance Sheet, the acceptance by the Sellers of the Buyer’s proposed adjustments thereto or resolution of any Post-Closing Adjustment disputes pursuant to Section 2.5(c) above:
               (i) if the net working capital balance as of the Closing Date as shown on the Closing Date Balance Sheet is at least $100,000 greater than the net working capital balance as of the Closing Date as shown on the Preliminary Closing Date Working Capital Statement, the Buyer shall pay the Sellers, by wire transfer of immediately available funds to such accounts at such banks as the Sellers shall direct, as an increase in the Purchase Price paid at the Closing an amount equal to such excess; or
               (ii) if the net working capital balance as of the Closing Date as shown on the Closing Date Balance Sheet is at least $100,000 less than the net working capital balance as of the Closing Date as shown on the Preliminary Closing Date Working Capital Statement, the Buyer shall be entitled to make a claim against the Working Capital Escrow for an amount (which amount shall constitute a reduction in the Purchase Price paid at the Closing) equal to the amount of such deficiency; or
               (iii) if the difference, if any, between the net working capital balance as of the Closing Date as shown on the Closing Date Balance Sheet and the net working capital balance as of the Closing Date as shown on the Preliminary Closing Date Working Capital Statement is less than $100,000, then there is no Post-Closing Adjustment.
          (e) If any payment required to be made pursuant to this Section 2.5 is not made within the required five-day period, the Party required to make the payment shall pay 5% interest per annum on any outstanding balance.
          (f) If the Buyer’s claim pursuant to Section 2.5(d)(ii) exceeds the Working Capital Escrow, Buyer may make a claim against the Escrow Funds for such excess amount, in addition to its claim against the Working Capital Escrow, provided that such claims shall be Buyer’s sole recourse as provided in Section 10.5.
3. Representations and Warranties Concerning the Company.
     The Company hereby represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3, except with respect to any updates to the Disclosure Schedule made in accordance with Section 7.8 of this Agreement):
     3.1 Corporate Power; Enforceable Obligation. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be performed by it. This Agreement has been duly authorized, executed, and delivered by the Company and is the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of the Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     3.2 No Violations. Except as set forth in Section 3.2 of the Disclosure Schedule, neither the execution, delivery, and performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby will contravene or violate (a) any Law to which any Target Company is

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subject, (b) any judgment, order, writ, injunction, or decree of any court, arbitrator, or Governmental Authority or agency that is applicable to any Target Company, or (c) the charter or organizational documents of any Target Company; nor will such execution, delivery, or performance (i) violate, be in conflict with, result in the breach of, or require the consent of any other party to, any Material Contract or any material governmental franchise, approval, license, permit or authorization, or give any party with rights thereunder the right to terminate, cancel, modify, accelerate, or increase the rights or obligations of any Target Company thereunder, (ii) cause any acceleration of the maturity of any material note, instrument or other obligation to which any Target Company is a party or by which any Target Company is bound or with respect to which any Target Company is an obligor or guarantor or (iii) result in the creation or imposition of any material lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other Person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets, business, agreements or contracts of any Target Company.
     3.3 Consents and Approvals. Except for any filings that may be required to comply with the HSR Act, no authorization, approval, or consent of, and no registration or filing with, any Governmental Authority is required to be made or obtained by any Target Company in connection with the execution, delivery, and performance of this Agreement by the Company.
     3.4 Corporate Existence. Each Target Company is a corporation, and is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization. Each Target Company has all requisite corporate or other power and authority and possesses all material governmental franchises, approvals, licenses, permits and authorizations necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Each Target Company is duly qualified to do business and is in good standing (with respect to jurisdictions which recognize such concept) as a foreign corporation or other legal entity in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Target Companies have previously furnished to the Buyer true, correct and complete copies of: (i) the minutes and other similar records of meetings of the stockholders of the Target Companies and their boards of directors, which contain all records of meetings and actions taken in lieu thereof by the Target Companies’ stockholders and boards of directors and show all corporate actions taken by the Target Companies’ stockholders and boards of directors (and any committees thereof), and (ii) the share transfer records, which reflect fully all issuances, transfers and redemptions of the Target Companies’ shares since the dates of their respective incorporations. Section 3.4 of the Disclosure Schedule lists the directors and officers of each Target Company.
     3.5 Capitalization.
          (a) Section 3.5 of the Disclosure Schedule sets forth each Target Company, its jurisdiction of organization, its authorized capital stock or other equity interests, the amount of its outstanding capital stock or other equity interests (including without limitation rights to equity interests such as options, warrants and rights, and derivative securities) and the record owner(s) of its outstanding capital stock or other equity interests. Except for the Shares and as set forth in Section 3.5 of the Disclosure Schedule, there are no issued and outstanding shares of capital stock of or equity interests in any Target Company. Except as set forth in Section 3.5 of the Disclosure Schedule, no Target Company has outstanding, or is bound by, any subscription, option, warrant, or other right, call, or commitment to issue, or any obligation or commitment to purchase, any of its authorized capital stock or other equity interest or any securities convertible into or exchangeable for any of its authorized capital stock or other equity interest. Except as set forth in Section 3.5 of the Disclosure Schedule, (a) there are no

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outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any Target Company, and (b) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of any Target Subsidiary, or, to the knowledge of the Company, the Company.
          (b) All of the Shares and all of the outstanding capital stock or other equity interests of the Target Subsidiaries have, to the extent applicable, been duly authorized and validly issued, are fully paid and nonassessable, and are owned of record (and, with respect to the Target Subsidiaries, beneficially) by the record owners set forth on the Section 3.5 of the Disclosure Schedule, and, with respect to the shares of capital stock of the Target Subsidiaries, are owned by the Company. All of the outstanding Shares were authorized, offered, issued and sold in accordance with all applicable securities laws. No Person has any preemptive rights with respect to shares of the Company. The terms of all Company Options permit the disposition of Company Options contemplated in Section 2.4 without the consent of the holders of such Company Options. The estimated amount required to dispose of all Company Options pursuant to Section 2.4 is set forth in Section 2.4(a) of the Disclosure Schedule. The Target Companies have previously provided to the Buyer true, accurate and complete copies of all documents pertaining to the subject matter of the preceding two sentences.
     3.6 Subsidiaries. Other than the Target Subsidiaries and except as disclosed in Section 3.6 of the Disclosure Schedule, there are no corporations or other legal entities in which any Target Company owns, directly or indirectly, any shares of capital stock or equivalent equity interests. The Company is the legal and beneficial owner of all the shares of capital stock of the Target Subsidiaries and has now, and at the Closing and immediately thereafter will have, good and valid title to such shares, free and clear of any liens, pledges, charges, encumbrances, security interests, restrictions on transfer, claims, or options of any nature whatsoever (collectively, “Encumbrances”).
     3.7 Financial Statements. Section 3.7 of the Disclosure Schedule sets forth (i) the audited consolidated balance sheets of the Company as of each of January 1, 2005, and January 3, 2004 and the related consolidated statements of income and cash flows for the annual periods ended January 1, 2005, and January 3, 2004, with the accompanying audit reports, (ii) the unaudited consolidated balance sheet of the Company as of December 28, 2002 and the related unaudited consolidated statements of income and cash flows for the twelve-month period then ended, and (iii) the unaudited consolidated balance sheet of the Company as of April 2, 2005 (the “Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for the 3-month period then ended (collectively, including, unless otherwise indicated, any notes thereto, the “Financial Statements”). Except as described in Section 3.7 of the Disclosure Schedule, the Financial Statements have been prepared in conformity with GAAP applied on a consistent basis (subject to normal year-end adjustments and, in the case of any unaudited Financial Statements, the lack of footnotes) and on that basis present fairly, in all material respects, the consolidated financial condition and consolidated results of operations as of the dates thereof and for the periods indicated of the Target Companies. The Financial Statements have been prepared from the books and records of the Target Companies, and such books and records are complete and correct in all material respects, accurately reflect all transactions of the Target Companies in all material respects, and have been made available to the Buyer for examination.
     3.8 Inventory. The inventory of the Target Companies reflected in the Balance Sheet and to be reflected in the Closing Date Balance Sheet, is and will be, as the case may be, of good, useable and merchantable quality in all material respects and generally fit for the purpose for which it was procured or manufactured, is saleable in the ordinary course of business, and is not slow-moving, obsolete, damaged, or defective, except to the extent written down or reserved against in the Balance Sheet or to be written down or reserved against in the Closing Date Balance Sheet. The quantities of inventory (whether raw

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materials, work-in-process, or finished goods) are not excessive, and are reasonable in the present circumstances of the Target Companies.
     3.9 Assets.
          (a) The Target Companies have good and valid title to all of their assets and properties, real, personal and mixed, reflected on the Balance Sheet, and to all other material assets and properties, real, personal and mixed, used in the business of the Target Companies, in each case free and clear of Encumbrances, except for (a) liens for Taxes and assessments not yet due and payable, (b) liens for Taxes, assessments, and other charges, if any, the validity of which is being contested in good faith by appropriate action as set forth in Section 3.9 of the Disclosure Schedules, (c) liens of employees and laborers for current wages not yet due, and (d) all matters of record set forth in Section 3.9 of the Disclosure Schedules (collectively, the “Permitted Encumbrances”).
          (b) All material furniture, fixtures, equipment, machinery, leasehold improvements computers, software, information systems, vehicles and other tangible personal property which are owned or leased by the Target Companies are in good condition and repair, subject to normal wear and tear, suited for the use intended and are and have been used in conformity in all material respects with all applicable Laws. To the knowledge of the Company, there are no defects or conditions which would cause such tangible personal property to be or become inoperable or unsafe. To the knowledge of the Company, all lessors of machinery, equipment or other tangible personal property leased by the Target Companies have performed and satisfied their respective duties and obligations under such leases in all material respects. The Target Companies have not brought or threatened any action, proceeding or claim against any such lessor for failure to perform and satisfy its duties and obligations thereunder.
     3.10 Accounts Receivable. The accounts receivable reflected in the Balance Sheet and to be reflected in the Closing Date Balance Sheet (the “Accounts Receivable”) are and will be, as the case may be, bona fide accounts receivable created in the ordinary course of business in connection with bona fide transactions. Except as described in Section 3.10 of the Disclosure Schedule, no accounts receivable held by the Company have been the subject of any factoring. To the Company’s knowledge, unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Closing Date Balance Sheet (which reserves are adequate and calculated consistent with past practice).
     3.11 Real Property.
          (a) No Target Company owns any real property. Section 3.11 of the Disclosure Schedule lists all real property leased by the Target Companies (collectively, the “Real Property”). Other than the Real Property, no Target Company currently possesses, uses, leases or operates any real property.
          (b) The Sellers have delivered or made available to the Buyer true, correct and complete copies of all of the agreements (the “Leases”) by which the Target Companies lease each parcel of Real Property specified in Section 3.11 of the Disclosure Schedule. Section 3.11 of the Disclosure Schedule sets forth the expiration date of all Leases. All rents due under the Leases have been paid. All of the Leases are in full force and effect and are enforceable in accordance with their terms. Except as set forth in Section 3.11 of the Disclosure Schedule, the Target Companies and each other party thereto have performed all of the material obligations required to be performed by them, have received no notice of default and the Target Companies have not taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a breach, violation or default of or under any Lease. The Target Companies have no present expectation or intention of not fully performing all their material obligations under each of the Leases, and there has not been any material breach or anticipated breach by

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the other party to any of the Leases. Except as set forth in Section 3.11 of the Disclosure Schedule, none of the Leases have been terminated or have expired by their terms; no notice has been given by any party thereto of any alleged default by any party thereunder; and the Company is not aware of any intention or right of any party to declare another party to any of the Leases to be in default. There exists no actual or threatened termination, cancellation or limitation of the business relationship of the Target Companies with any party to any of the Leases. Except as set forth in Section 3.11 of the Disclosure Schedule, no Target Company has (a) assigned any of the Leases or has subleased, licensed, or otherwise granted to any Person the right to use or occupy the Real Property or any portion thereof, except with respect to the Professional Corporations, (b) collaterally assigned or granted any other Encumbrances in any Lease or any interest therein or (c) granted any mortgage, deed of trust, deed to secure debt, or other conveyance or lien or encumbrance against any Real Property or against its interest under any Lease as security for any debt, or for any other reason (collectively, “Mortgages”). All Real Property and the use and occupancy of the Real Property by each Target Company, to its knowledge, comply with all Laws, Industry Laws and Environmental Laws.
          (c) Except as provided on Schedule 3.11 of the Disclosure Schedule, the transfer of the Shares contemplated by this Agreement, and the resulting change of control of the Company, will not result in any default or penalty under or any modification to any Lease, and shall not require prior landlord approval under the terms of any Lease (a “Landlord Approval”).
     3.12 Bank Accounts. Section 3.12 of the Disclosure Schedule sets forth (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which each Target Company maintains safe deposit boxes, checking accounts or other accounts of any nature and (b) the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto, and the account numbers of all such accounts.
     3.13 Compensation Arrangements. Section 3.13 of the Disclosure Schedule sets forth the names and current annual salaries, including any applicable bonus, of all present officers, employees, and independent contractors of any of the Target Companies (other than optometrists employed or under contract to the Target Companies or to the Professional Corporations) whose current annual salary or other remuneration, including any target bonus payable pursuant to any plan or agreement (or if the Person does not have a target bonus, including the bonus actually paid for fiscal year 2004), equals or exceeds $100,000, together with a statement of the full amount of all remuneration paid by any of the Target Companies to each such Person and to any director of any such Target Company related to the year ended January 1, 2005.
     3.14 Absence of Undisclosed Liabilities. Except as set forth in Section 3.14 of the Disclosure Schedule, since the Balance Sheet Date, the Target Companies have not incurred any material liabilities or obligations except for liabilities and obligations (i) reflected on the Financial Statements and not previously paid or discharged, or (ii) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice. There is no pending, or to the knowledge of the Company, threatened claim by any director or officer of any of the Target Companies for indemnification by any of the Target Companies. The indebtedness for borrowed money listed in Section 2.1(a) of the Disclosure Schedule will on the Closing Date constitute all of the indebtedness for borrowed money of the Target Companies as of the Closing Date. The fees and expenses of the Target Companies and the Sellers set forth in Section 2.4(c) of the Disclosure Schedule will constitute all of the fees and expenses of the Target Companies and the Sellers in connection with the transactions contemplated by this Agreement. The deposit repayment schedule set forth in Section 2.1(d) of the Disclosure Schedules accurately reflects the Company’s deposit repayment obligations to Ocular Sciences, Inc.

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     3.15 Absence of Changes or Events. Except as otherwise contemplated by this Agreement or such actions as have been taken in connection with the transactions contemplated hereby, since the Balance Sheet Date the business of the Target Companies has been conducted in the ordinary course consistent with past practices and (without limiting the generality of the foregoing) there has not been, except as set forth in Section 3.15 of the Disclosure Schedule:
          (a) any event, occurrence, development or state of circumstances or facts that has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Target Companies or any repurchase, redemption or other acquisition by any of the Target Companies of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Target Companies;
          (c) any payments, reimbursements or any other distributions of any nature whatsoever from the Target Companies to the Sellers or any of their Affiliates;
          (d) any amendment of any material term of any outstanding security of the Target Companies;
          (e) any incurrence, assumption or guarantee by any Target Company of any indebtedness other than (i) under the Ableco Financing, (ii) trade payables and accrued liabilities in the ordinary course of business, or (iii) indebtedness incurred in the ordinary course of business consistent with past practice and either reflected on the Closing Date Balance Sheet or satisfied prior to Closing;
          (f) any making of any loan or capital contribution to or investment in any Person;
          (g) any change in any method of accounting, method of Tax accounting or accounting principles or practice by any of the Target Companies, except for any such changes required by reason of a concurrent change in GAAP, or other applicable law or regulation, or any revocation or modification of any material Tax elections;
          (h) any adoption or amendment in any respect of any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit trust or plan;
          (i) any increase by any Target Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, independent contractor or (except in the ordinary course of business) employee, or entry into any employment, severance, or similar contract with any director, officer, or (except in the ordinary course) employee;
          (j) any material damage, destruction to or loss of property, whether or not covered by insurance;
          (k) any amendment to the certificates of incorporation or bylaws of the Target Companies;
          (l) any discontinuance or determination to discontinue the sales or manufacture of any products or services previously sold by the Target Companies, the sales of which have been material to the Target Companies;

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          (m) any sale, transfer, lease or other disposition of any asset of the Target Companies to any director or officer of a Target Company, any Seller or any Affiliates of the foregoing Persons or, except in the ordinary course of the Company’s business, to any other Person, and no debt to, or material claim or right of, the Target Companies has been canceled, compromised, waived or released outside of payment terms granted in the ordinary course of business;
          (n) any delay or postponement of the payment of any accounts payable or other liabilities, outside of the ordinary course of business;
          (o) any agreement, contract, license, lease or similar agreement outside the ordinary course of business or involving more than $100,000 in payments, excluding any Leases or any agreement with an optometrist entered into in the ordinary course of business;
          (p) the granting of any Encumbrance on any of the assets of any Target Company, except in the ordinary course of business consistent with past practice;
          (q) any capital expenditure or series of related capital expenditure either involving more than $250,000 or outside the ordinary course of business;
          (r) any compromise, waiver, or release or any right or claim either involving more than $100,000 or outside the ordinary course of business;
          (s) the transfer, assignment, or grant of any license or sublicense of any rights under or with respect to any Intellectual Property;
          (t) the grant of any options, warrants, or other rights to purchase or obtain any capital stock of any Target Company;
          (u) any change in the authorized, issued or outstanding capital stock or other securities of the Target Companies;
          (v) the granting of any Mortgages;
          (w) the termination, assignment or modification of, or amendment to, any Lease; or
          (x) any oral or written agreement to cause any of the foregoing events to occur.
     3.16 Compliance with Law. Except as described on Section 3.16 of the Disclosure Schedule:
          (a) each of the Target Companies has complied in all material respects with each, and is not in material violation of any, Law or Industry Law to which it is subject, and has not failed in any material respect to obtain or adhere to the requirements of any material license, permit, or other governmental authorization necessary to the ownership of the Target Companies’ assets and properties or to the conduct of the Target Companies’ businesses;
          (b) the Target Companies hold all valid licenses and other rights, permits, authorizations, registrations, consents and approvals required by law, ordinance, regulation or ruling of any Governmental Authority which are material to operating their business as now conducted and as currently proposed to be conducted (collectively, the “Licenses or Other Authorizations”). No material violation, default, order or deficiency exists with respect to any of the Licenses or Other Authorizations, and the Target Companies are in good standing in connection therewith. The Target Companies have not

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received any notice of any action pending or recommended by any state or federal agencies having jurisdiction over the Licenses or Other Authorizations, either to revoke, withdraw or suspend any License or Other Authorization or to enjoin activities for which such License or Other Authorization is required under applicable law. No event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a material violation, order or deficiency with respect to any of the Licenses or Other Authorizations or to revoke, withdraw or suspend any such License or Other Authorization; and
          (c) the Target Companies have not during the past three (3) years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Authority, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of the Target Companies, and the Target Companies have not received any notice of material deficiency during the past three years in connection with its operations; there are not presently, and at the Closing there will not be, any outstanding material deficiencies, plans of correction or work orders of any Governmental Authority having jurisdiction over the Target Companies, requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw; and to the knowledge of Company, there is not any notice of any claim, requirement or demand of any licensing or certifying agency or other third party supervising or having authority over the Target Companies or its operations to rework or redesign any part thereof so as to conform to or comply with any existing law, code, rule, regulation or standard.
     3.17 Litigation. Except as described in Section 3.17 of the Disclosure Schedule, no Target Company or Professional Corporation is a party to any pending or, to the knowledge of the Company, threatened litigation, arbitration, investigation, or other proceeding of or before any court, arbitrator, or governmental, regulatory, or administrative official, body, or authority. Furthermore, there is no pending or, to the knowledge of the Company, threatened, litigation, arbitration, investigation, or other proceeding involving any Target Company or Professional Corporation of or before any court, arbitrator, or governmental, regulatory, or administrative official, body, or authority that is reasonably likely to prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement. No claims for indemnification are pending or, to the knowledge of the Company, threatened against the Target Companies, and none have ever been made against the Target Companies.
     3.18 Material Contracts.
          (a) Except as set forth in Section 3.18 of the Disclosure Schedule, no Target Company is a party to any written contracts of the following types (each, a “Material Contract”):
               (i) contracts with Sellers or any of their Affiliates (other than the Target Companies);
               (ii) contracts with any of the Professional Corporations;
               (iii) collective bargaining agreements with any labor union;
               (iv) employment or consulting contracts or any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees, other than optometrists employed by or under contract to the Target Companies or the Professional Corporations;

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               (v) contracts involving an amount in excess of $250,000 and requiring a Target Company to make the future purchase of, or payment for, supplies, products or services, other than the Leases set forth in Section 3.11 of the Disclosure Schedule;
               (vi) contracts involving an amount in excess of $100,000 and requiring a Target Company to sell or supply products or to perform services, other than the Leases set forth in Section 3.11 of the Disclosure Schedule;
               (vii) partnership or joint venture agreements;
               (viii) contracts limiting or restraining any Target Company from engaging or competing in any lines or business with any person, firm, corporation or other entity;
               (ix) loan agreements, notes, mortgages, indentures, security agreements, letters of credit, capital leases or other contracts for the borrowing or lending of money by the Target Companies;
               (x) other contracts requiring the Company to pay amounts in excess of $250,000 and which cannot be terminated within one year without material cost, other than the Leases set forth in Section 3.11 of the Disclosure Schedule;
               (xi) a power of attorney or similar authorization; and
               (xii) licenses or similar agreements with respect to any Intellectual Property material to the Target Companies, except with respect to “off the shelf” software.
          (b) Each Target Company has duly complied with its material obligations under each Material Contract. To the knowledge of the Company, no event has occurred which may be grounds for termination of any Material Contract. No Target Company is a party to any Material Contract of which it or, to the knowledge of the Company, any other party is materially in default or, but for the requirements of notice for lapse of time or both, would be materially in default. The Target Companies have no present expectation or intention of not fully performing all of its material obligations under each of the Material Contracts. To the knowledge of the Company, each Material Contract is legal, valid, binding, enforceable, and in full force and effect. To the Company’s knowledge, neither this Agreement nor the Closing has caused or is likely to cause the termination or nonrenewal of any Material Contract. Schedule 7.7 sets forth all assignments, permits, and consents needed or advisable with respect to the Material Contracts in connection with the transactions contemplated by this Agreement.
     3.19 Taxes. Section 3.19 of the Disclosure Schedule lists all the states and localities with respect to which the Target Companies have filed any Tax Returns. Except as set forth on Section 3.19 of the Disclosure Schedule:
          (a) The Target Companies have filed all Tax Returns required to be filed by them by applicable Law. All such Tax Returns were in all material respects true, complete and correct and were filed on a timely basis (taking into account any extensions). The Target Companies have, within the time and manner prescribed by Law, paid all Taxes that are due and payable. There is no audit, examination or refund litigation currently in progress with respect to any Taxes. There are no Encumbrances (except Permitted Encumbrances) with respect to Taxes upon any of the assets of the Target Companies. The Target Companies have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the IRS or other applicable taxing authorities) that is currently in effect. The Target

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Companies have furnished to the Buyer complete and accurate copies of all Tax Returns and any amendments thereto filed by the Target Companies for their last three (3) fiscal years, and all notices of assessment and all material correspondence with taxation authorities relating thereto. The Target Companies are not a party to any Tax allocation or sharing agreement nor have the Target Companies been members of an affiliated group filing a consolidated federal income Tax Return (other than a group comprised solely of the Target Companies), nor do the Target Companies have any liability for Taxes of any Person (other than another Target Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract.
          (b) The provision for any Taxes due or to become due for the Target Companies for the period or periods through and including the date of the respective Financial Statements has been made and is reflected on the Financial Statements, and is sufficient to cover all such Taxes.
          (c) The Target Companies are in material compliance with, and their records contain all information and documents necessary to materially comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws.
          (d) No Target Company is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
          (e) The Target Companies have disclosed on their Tax Returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty against the Target Companies within the meaning of Section 6662 of the Code. No Target Company has been a party to any “listed transaction” within the meaning of U.S. Treas. Reg. Sec. 1.6011-4(b).
          (f) No Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law) made or created on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.
          (g) No Target Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was reported to be governed in whole or in part by Code Section 355.
     3.20 Employee Benefit Matters.
          (a) Section 3.20 of the Disclosure Schedule sets forth a true, correct and complete list of all current “employee benefit plans” as defined by Section 3(3) of ERISA, all current fringe benefit plans as defined in Section 6039D of the Code, and all other current bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by any Target Company, or with respect to which any Target Company has or may have any liability (collectively the “Benefit Plans”). Section 3.20 of the Disclosure Schedule

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identifies as such any Benefit Plan that is a plan intended to meet the requirements of Section 401(a) of the Code. Also set forth on Section 3.20 of the Disclosure Schedule is a true, correct and complete list of any other corporation or trade or business under common control with any Target Company (within the meaning of Section 414 of the Code or Section 4001(b) of ERISA) during the last six years (“ERISA Affiliate”).
          (b) The Target Companies have delivered to the Buyer true, accurate and complete copies of (i) the documents comprising each Benefit Plan (or, with respect to any Benefit Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of any Target Company); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Benefit Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other governmental agency that pertain to each Benefit Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any government body with respect to the Benefit Plans during the current year and each of the three preceding years; (v) all securities registration statements or exemption requests or notices filed with respect to any Benefit Plan; (vii) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Benefit Plan; and (viii) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Benefit Plans.
          (c) None of the Benefit Plans is, and at no time during the past six years has any Target Company or any ERISA Affiliate sponsored, contributed to or had any obligation to contribute to: (i) plans subject to Title IV of ERISA; or (ii) “multiemployer plans” as defined in Section 3(37) of ERISA.
          (d) Each Target Company has timely paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Benefit Plans for all policy years or other applicable policy periods ending on or before the Closing Date. All contributions, premiums or other payments for the Benefit Plans attributable to periods prior to the Closing Date have been made within the time limits prescribed by ERISA or other applicable law. If any Benefit Plan were to be terminated on the day following the Closing Date, such termination would not subject the Buyer to any liability or tax.
          (e) All contributions to or under each Benefit Plan and all expenses of each Benefit Plan are fully deductible for income tax purposes for the taxable year for which such contributions are made or such expenses are paid.
          (f) Each of the Target Companies has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, under (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.
          (g) The form of all Benefit Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, and such Benefit Plans have been operated in compliance with such laws and the written Benefit Plan documents. Neither any Target Company nor any fiduciary of a Benefit Plan has violated the requirements of Section 404 of ERISA. All reports required by any governmental agency and disclosures required to be made to participants and

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beneficiaries with respect to the Benefit Plans have been timely filed or made and are true, correct and complete in all material respects. To the extent employees of the Professional Corporations are participating in any of the Benefit Plans, such participation is in compliance with the terms of the Benefits Plans and any related insurance policies and is permitted by applicable laws.
          (h) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS that covers such Benefit Plan and all amendments to such Benefit Plan for which such a determination or opinion letter is currently available, and to the knowledge of each Target Company, there are no circumstances that will or could result in revocation of any such favorable determination or opinion letter. Each trust created under any Benefit Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and no Target Company is aware of any circumstance that will or could result in a revocation of such exemption. Each Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Benefit Plan, no event has occurred or condition exists that, to the knowledge of the Company, will or could give rise to a loss of any intended tax consequence or to any tax under Section 511 of the Code.
          (i) There is no pending or threatened action, arbitration, grievance, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) relating to any Benefit Plan or the assets of any Benefit Plan, nor, to the knowledge of the Company, is there any basis for any such proceeding (other than routine claims for benefits arising in the ordinary course). Neither any Target Company nor any fiduciary of a Benefit Plan has engaged in a transaction with respect to any Benefit Plan that could subject any Target Company or the Buyer to a tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will result in the potential assessment of a tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.
          (j) Each Target Company has maintained workers’ compensation coverage as required by applicable state Law through the purchase of insurance and not by self-insurance or otherwise.
          (k) Except as required by Law and except as provided in Section 2.4, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of any Target Company. Sections 2.4(b) and (e) of the Disclosure Schedule set forth the entire amount required to satisfy all deferred compensation, employment contract and severance obligations of the Target Companies to Raymond C. French. Section 2.4(d) of the Disclosure Schedule sets forth the entire amount required to satisfy any bonus entitlement of the Target Companies to Barry H. Feinberg and Raymond C. French.
          (l) Except for the continuation coverage requirements of COBRA, none of the Target Companies has any liability or potential liability for benefits to any employees following termination of employment or retirement under any of the Benefit Plans that are employee welfare benefit plans.

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          (m) No written or oral representations have been made to any employee or former employee of any Target Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA or similar state statutes). No written or oral representations have been made to any employee or former employee of any Company concerning the employee benefits of Buyer.
          (n) Except as disclosed in Section 3.20(n) of the Disclosure Schedule, none of the Target Companies has made any payment, is obligated to make any payment, or is a party to any contract, agreement, plan or arrangement that has resulted or will result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. Section 3.20(n) of the Disclosure Schedule lists all persons who the Company reasonably believes are, with respect to the Target Companies or any Affiliate thereof, “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).
     3.21 Intellectual Property Matters.
          (a) The Target Companies have the means, rights, and information required to offer and perform the services that are presently being performed by the Target Companies. Section 3.21 of the Disclosure Schedule sets forth a list of all of the current registered trademarks, trademark registration applications, registered copyrights, patents, and patent applications of the Target Companies (the “Registered Intellectual Property”). To the knowledge of the Company, (i) the Target Companies own or possess adequate valid rights to use the Registered Intellectual Property and all Intellectual Property used by any Target Company, and (b) the validity of such rights is not being contested in any litigation to which any Target Company is a party nor has any such litigation been threatened, and, in the last five (5) years, the Target Companies have never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation. To the extent permitted by the applicable telephone companies, the Target Companies have customary rights to the use of the telephone numbers used by the Target Companies.
          (b) The Company is not a party to, either as a licensor or licensee, nor is it bound by or subject to, any license agreement for any material patent, process, trademark, service mark, trade name, copyright, trade secret or confidential information. To the knowledge of the Company, there are no rights of third parties with respect to any Intellectual Property which have or could materially adversely affect the operations of the Target Companies. The Target Companies have complied with all applicable Laws relating to the filing or registration of “fictitious names” or trade names.
          (c) To the knowledge of the Company, the Target Companies have not interfered with, infringed, misappropriated or otherwise come into conflict with any Intellectual Property rights of any other Person. To the Company’s knowledge, no Person has materially interfered with, infringed, misappropriated, or otherwise come into conflict with any Intellectual Property of the Target Companies which are owned or used in the operation of its business.
     3.22 Insurance. The Target Companies and the Professional Corporations are, and will be through the Closing Date, insured with insurers in respect of their properties, assets and businesses as set forth in Section 3.22 of the Disclosure Schedule. All insurance policies of the Target Companies and the Professional Corporations have been and are in full force and effect and will continue to be in full force and effect on identical terms immediately following the Closing (except with respect to any directors’ and officers’ insurance policy), all insurance premiums due thereon have been paid in full when due (except with respect to insurance premiums being contested by the Company in good faith), and no notice of cancellation or termination has been issued or received by any Target Company. The Target

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Companies have previously provided true, complete and accurate copies of all insurance policies to the Buyer. To the knowledge of the Company, the insurance maintained by the Target Companies provide adequate coverage to insure their respective assets, properties and business against such risks and in such amounts as are adequate, prudent and customary in the industry in which the Target Companies operate. Without limiting the generality of the foregoing, the insurance maintained by the Target Companies insures their respective assets, properties and business against all losses related to the errors and omissions of optometrists employed by, or under contract to, the Target Companies and the Professional Corporations. Except as set forth on Schedule 3.22, to the Company’s knowledge, no Target Company has any liability for retrospective premium adjustments for any period.
     3.23 No Brokers. Except for Jefferies & Company, Inc. (“Jefferies”), whose fees and expenses are the sole responsibility of the Company, no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements, arrangements, or understandings made by or on behalf of the Sellers or the Target Companies.
     3.24 Product Warranties. To the Company’s knowledge, all optical products and other offerings sold by any of the Target Companies during the three year period prior to the date hereof (collectively, the “Products”) are in material compliance with all Laws and Industry Laws, applicable standards, and express or implied warranties of such Target Company, except, in each case, as may be reflected or reserved for in the Financial Statements and the Closing Date Balance Sheet. Except to the extent reflected or reserved for in the Financial Statements and the Closing Date Balance Sheet, none of the Target Companies have been notified in writing of any material claims for and, to the knowledge of the Company, except as set forth on Section 3.24 of the Disclosure Schedules there are no threatened material claims for any product warranty obligations relating to the Products.
     3.25 Environmental Matters.
          (a) Except as set forth in Section 3.25(a) of the Disclosure Schedule, each Target Company is in material compliance with all Environmental Laws and Environmental Permits governing the businesses and operations of such Target Company.
          (b) Except as set forth in Section 3.25(b) of the Disclosure Schedule, there are no (and, to the knowledge of the Company, there is no basis for any) non-compliance orders, warning letters, notices of violation, claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations of any nature pending or, to the knowledge of the Company, threatened against or involving any of the Facilities (to the Company’s knowledge) or any Target Company or its respective businesses and operations, issued by any Governmental Authority or third party with respect to any Environmental Laws or Environmental, which have not been resolved to the satisfaction of the issuing Governmental Authority or third party.
          (c) Except as set forth in Section 3.25(c) of the Disclosure Schedule, (i) no Target Company has at any time Discharged, nor has it at any time allowed or arranged for any third party to Discharge Hazardous Substances to, at or upon: (a) any location other than a site lawfully permitted to receive such Hazardous Substances; (b) to the Company’s knowledge, any parcel of real property owned, used or leased at any time, including, without limitation, the Facilities, by any Target Company, except in compliance with applicable Environmental Laws; or (c) any site which, pursuant to the Comprehensive Environmental Response, Compensation, and Liabilities Act of 1980, as amended (CERCLA) or any similar state law, has been placed on the National Priorities List or its state law equivalent, or as to which the Environmental Protection Agency or any relevant state agency or other Governmental Authority has

24	Consolidated Vision Group, Inc Strictly Confidential

notified any Target Company that it has proposed or is proposing to place on the National Priorities List or such state law.
          (d) Except as set forth on Section 3.25(d) of the Disclosure Schedule hereto, to the Company’s knowledge, there are not now nor have there ever been any Underground Storage Tanks at any of the Facilities.
          (e) Section 3.25(e) of the Disclosure Schedule sets forth a true, complete and accurate list of all Environmental Permits currently held by the Target Companies.
          (f) None of the Facilities is subject to any Encumbrance in favor of any Governmental Authority or other party for (i) liability under any Environmental Laws, or (ii) damages arising from or costs incurred by such Governmental Authority in response to a Discharge or threatened Discharge.
          (g) The Company has made available to Buyer true, correct and complete copies of all environmental audits, assessments, data or reports, including all groundwater, soil or air monitoring data, prepared by any Governmental Authority, the Company or any Target Company (or their respective agents or representatives) and in the Company or Target Companies’ possession or control relating to or affecting the Facilities.
     3.26 Health Care Compliance.
          (a) The Target Companies and the Professional Corporations have conducted their business operations in compliance in all material respects with all Industry Laws and, without limitation, 42 U.S.C. §1395nn, as amended (Stark), 42 U.S.C. §1320a-7b, as amended (the Medicare/Medicaid Kickback Law); 31 U.S.C. §3729, (the False Claims Act); 42 U.S.C. §1320a-7b as amended by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), 42 U.S.C. §300gg, et seq. (the Civil Monetary Penalties and Assessment Act), and all other applicable federal, state or local laws and regulations relating to kickbacks, illegal referrals, illegal billings or the like, privacy and security of medical information, and all other applicable regulations relating to health care, the health care industry, insurance and risk-based health plans, the provision of health care services, third-party reimbursements, public health and safety, and wrongful death and medical malpractice. All arrangements between the optometrists employed by or who are independent contractors to any of the Target Companies, and between the Professional Corporations and the Target Companies, comply in all material respects with all Laws, including all Industry Laws.
          (b) All Professional Corporations with which the Target Companies conduct business, all optometrists employed by or under contract to the Professional Corporations, and all optometrists employed by or under contract to the Target Companies are listed in Section 3.26 of the Disclosure Schedule. Section 3.26 of the Disclosure Schedule sets forth the current annual salaries of all optometrists employed or under contract to the Target Companies or to the Professional Corporations.
     3.27 Employment Matters.
          (a) Section 3.27 of the Disclosure Schedules list all employee handbooks and all other written personnel policies that have been in effect at any Target Company during the preceding three-year period. True, accurate and complete copies of such handbooks and policies have been previously provided to the Buyer by the Target Companies.

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          (b) Except as set forth in Section 3.18 of the Disclosure Schedules , there is no contract (express or implied) in effect that would impose conditions for the dismissal or termination of any employee that are more burdensome or more expensive than those set out by applicable Law.
          (c) During the preceding three-year period, all employees of the Target Companies who have been classified as exempt from the minimum wage and overtime requirements of the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., and comparable applicable state Laws have satisfied all applicable standards for exempt status set forth in federal and state law. To the extent applicable Law requires payment on a salary basis to qualify for exempt status, all employees who have been subject to such a requirement pursuant to their classification as exempt employees have been paid on a salary basis, as that term has been defined by applicable Law, and no deductions not authorized by applicable Law have been made from their salaries.
          (d) Except as set forth on Section 3.27 of the Disclosure Schedule, during the preceding three-year period, to the knowledge of the Company, there has not been and there presently is not any attempt to organize, certify, or establish any labor union or other employee association as the representative of any employees of any Target Company, and there has not been and is not any other labor dispute against or affecting any of the Target Companies.
     3.28 Transactions With Affiliates. Except as set forth in Section 3.28 of the Disclosure Schedule, no director, officer or, to the knowledge of the Company, stockholder of any Target Company, or member of the family of any director or officer or, to the knowledge of the Company, stockholder of any Target Company, or any Person or other entity in which any director, officer or, to the knowledge of the Company, stockholder of any Target Company, or member of the family of any director or officer or, to the knowledge of the Company, stockholder of any Target Company, has a beneficial interest greater than 5% or is an officer, director, trustee, partner or holder of any equity interest greater than 5%, is a party to any transaction with any Target Company, including any contract or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments or involving other obligations to any such person or firm, except with respect to such agreements related to such person’s employment with a Target Company, each of which is listed on Section 3.18 of the Disclosure Schedules.
     3.29 Supplier Relations. Section 3.29 of the Disclosure Schedules set forth for the Target Companies all suppliers who accounted for 5% or more of the Company’s consolidated gross purchases in the year ended January 1, 2005 or in the three-month period ended April 2, 2005. No such supplier of the Company has advised the Sellers or the Company in writing, orally or otherwise that it is, and, to the Company’s knowledge, there is no reason to believe any such supplier is, (a) removing or considering removing the Target Companies from any approved purchaser list; or (b) terminating or considering terminating any of the Target Companies as a whole or in respect of any particular project or service. To the Company’s knowledge, no such supplier has any material dispute or disagreement with the Target Companies.
     3.30 Prohibitions on Conduct of Business. No officer, or to the Company’s knowledge, any other employee, of the Target Companies is subject to any contractual prohibitions or restrictions whatsoever (other than restrictions in agreements between the Target Companies and their employees), whether imposed by a noncompete or nonsolicitation agreement or otherwise, that impedes the ability of such person in any way to conduct his or her duties on behalf of the Target Companies.
     3.31 Guaranties. Except as set forth on Section 3.31 of the Disclosure Schedule, no Target Company is a guarantor or otherwise is liable for any indebtedness or other liability (of any nature whatsoever) of any other Person (excluding any other Target Company).

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     3.32 Systems. None of the computer software or hardware, telecommunications capabilities, and other software or any networks or systems that are used by any of the Target Companies has experienced bugs, failures, breakdowns, or other substandard performance in the past 12 months that has caused any material disruption or interruption in or to the business of any of the Target Companies.
4. Representations and Warranties of the Sellers.
     Each Seller, severally and not jointly, hereby represents and warrants to the Buyer, as to himself, herself or itself only and not as to any other Seller, that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4, except with respect to any updates to the Disclosure Schedule made in accordance with Section 7.8 of this Agreement) with respect to himself, herself, or itself:
     4.1 Organization of Certain Sellers. If the Seller is a corporation, such Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.
     4.2 Corporate Power; Enforceable Obligation. Such Seller has the requisite power and authority (including, if the Seller is a corporation, full corporate power and authority) to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform his or its obligations hereunder. This Agreement has been duly authorized, executed, and delivered by such Seller and is the legal, valid, and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of the Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except for any filings that may be required to comply with the HSR Act or as set forth in Section 4.2 of the Disclosure Schedule, such Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in connection with the execution, delivery, Closing and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby.
     4.3 No Violations. Neither the execution, delivery, and performance of this Agreement by such Seller nor the consummation of the transactions contemplated hereby will contravene or violate (a) any Law to which such Seller is subject, (b) any judgment, order, injunction, or decree of any court, arbitrator, or Governmental Authority or agency that is applicable to such Seller, (c) the charter or organizational documents of such Seller, if any, or (d) violate, be in conflict with, result in the breach of, or require the consent of any other party to, any contract, agreement or commitment or any order to which any Seller is a party or by which any of them or any of their respective assets and properties, including, without limitation, the Shares, is subject or bound.
     4.4 Title to Shares. Such Seller has, and on the Closing Date, such Seller will have, good and valid title to and beneficial ownership of all of the Shares owned by such Seller as set forth in Section 3.5 of the Disclosure Schedule, in each case free and clear of all Encumbrances.
     4.5 No Brokers. Except for Jefferies, whose fees and expenses are the sole responsibility of the Company, no broker or finder has acted directly or indirectly for such Seller in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements, arrangements, or understandings made by or on behalf of such Seller.

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     4.6 No Foreign Persons. Such Seller is not a foreign person within the meaning of section 1445(b)(2) of the Code.
5. Representations and Warranties of the Buyer.
     The Buyer hereby represents and warrants to the Sellers that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5, except with respect to any updates to the Disclosure Schedule made in accordance with Section 7.8 of this Agreement):
     5.1 Corporate Power; Enforceable Obligation. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly authorized, executed, and delivered by the Buyer and is the legal, valid, and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of the Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     5.2 No Violations. Neither the execution, delivery, and performance of this Agreement by the Buyer nor the consummation of the transactions contemplated hereby will contravene or violate (a) any Law to which the Buyer is subject, (b) any judgment, order, injunction, or decree of any court, arbitrator, or governmental authority or agency that is applicable to the Buyer, or (c) the charter or organizational documents of the Buyer, except in the case of clauses (a) and (b) above as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.
     5.3 Consents and Approvals. Except for any filings that may be required to comply with the HSR Act or filings required by Industry Laws or by federal or state securities Laws or the listing standards of the American Stock Exchange, no authorization, approval, or consent of, and no registration or filing with, any Governmental Authority or agency is required to be made or obtained by the Buyer in connection with the execution, delivery, and performance of this Agreement by the Buyer.
     5.4 Litigation. There is no pending or, to the knowledge of the Buyer, threatened, litigation, arbitration, investigation, or other proceeding involving the Buyer of or before any court, arbitrator, or governmental, regulatory, or administrative official, body, or authority that is reasonably likely to prevent or materially delay the consummation by the Buyer of the transactions contemplated by this Agreement.
     5.5 Sufficient Funds. The Buyer has delivered to the Company true and complete copies of equity and debt financing commitments listed in Section 5.5 of the Disclosure Schedules (together with any amendments, renewals or replacements thereof, the “Financing Commitments”), which describe transactions which, if closed in accordance with the terms and conditions of the agreements related to such transactions, will provide sufficient funds to enable the Buyer to consummate the transactions contemplated hereby. The Financing Commitments are in full force and effect, subject to the conditions contained therein. The Buyer has paid, or will pay in accordance with the terms of the definitive agreements related to the Financing Commitments, all fees due and payable under the Financing Commitments. To its knowledge, the Buyer is not aware as of the date hereof of any reason that would be reasonably likely to cause the issuers of such Financing Commitments not to fund pursuant to the terms of such Financing Commitments on the Closing Date. To the Buyer’s knowledge, the due diligence investigation desired to be conducted by the issuers of such Financing Commitments prior to funding with

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respect to such Financing Commitments has been satisfactorily completed by such issuers as of the date of this Agreement. To the Buyer’s knowledge, Buyer has made available or offered to make available to the issuers of such Financing Commitments all due diligence information requested by such issuers with respect to the Company provided by the Sellers or the Company to the Buyer or its representatives.
     5.6 No Brokers. Except for TM Capital Corp., whose fees and expenses are the sole responsibility of the Buyer, no broker or finder has acted directly or indirectly for the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements, arrangements, or understandings made by or on behalf of the Buyer or any of its affiliates.
     5.7 Investment Purpose. The Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.
6. Covenants Pending Closing.
     6.1 Conduct of Target Company Business Pending Closing.
          (a) The Company covenants and agrees that, except as set forth on Schedule 6.1, as contemplated by this Agreement, or as otherwise agreed to in writing by the Buyer, between the date hereof and the Closing Date, the Company shall cause each Target Company:
               (i) Not to directly or indirectly do any of the following: (A) sell, pledge, dispose of, or encumber (other than Permitted Encumbrances) any assets of any Target Company other than in the ordinary course of business; (B) amend or propose to amend its certificate of incorporation or bylaws or comparable organizational documents; (C) split, combine, or reclassify any outstanding shares of its capital stock or other equity interest, or declare, set aside, or pay any dividend payable in cash, stock, property, or otherwise with respect to such shares or other equity interest; (D) redeem, purchase, acquire, or offer to acquire any shares of its capital stock or other equity interest; or (E) enter into any agreement with respect to any of the matters set forth in this Section 6.1(a)(i);
               (ii) Not to, directly or indirectly: (A) issue, sell, pledge, or dispose of, or agree to issue, sell, pledge, or dispose of, any additional shares or other equity interests of, or securities convertible or exchangeable for, or any options, warrants, or rights of any kind to acquire any shares or other equity interests of, its capital stock of any class whether pursuant to any rights agreement, stock plan, or otherwise; (B) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof; (C) incur any indebtedness for borrowed money, other than pursuant to the Ableco Financing, or issue any debt securities; (D) enter into any agreement obligating any of the Target Companies to make payments after the Closing Date in excess of $100,000, except as expressly provided herein or with respect to employment or consulting agreements or lease agreements, which are addressed below; (E) terminate, modify, assign, waive, release or relinquish any Material Contract rights or amend any material rights or claims, in each case obligating any of the Target Companies to make payments after the Closing Date in excess of $100,000, except as expressly provided herein or with respect to employment or consulting agreements or Leases, which are addressed below; or (F) dissolve or otherwise alter its corporate existence;
               (iii) Not to enter into, amend, modify or renew any contract regarding employment, consulting, severance or similar arrangements with any of the Target Companies’ directors or officers, and not to grant any salary, wage or other increase or increase any employee benefit to such individuals (including incentive or bonus payments or make any profit sharing payment);

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               (iv) Not to enter into, amend, modify or renew any contract regarding employment, consulting, severance or similar arrangements with any of the Target Companies’ other employees or independent contractors, and not to grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments or make any profit sharing payment), except, in each of the foregoing cases, in the ordinary course of business consistent with past practice;
               (v) Not to enter into, establish, adopt, amend, modify or supplement any of the Benefit Plans or any other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any of the Target Companies’ directors, officers, employees or independent contractors, including taking any action that accelerates the vesting or exercisability of compensation or benefits payable thereunder and not to make any payment in respect of any Benefit Plans, except, in each such case, as may be required by applicable Law;
               (vi) Not to hire (a) any new employees at the principal administrative offices of the Company (including its optical laboratory and distribution center) or (b) employees for any other functions or location of the Target Companies except, in each case, for employees having an annualized salary of less than $100,000 who are terminable at will, and for optometrists to be under contract to the Target Companies or the Professional Corporations in the ordinary course of business;
               (vii) Not to make any capital commitments in excess of $100,000 in the aggregate except for (x) commitments for maintenance or replacement of capital assets in the ordinary course of its business, and (y) commitments with respect to the opening of new store locations or the relocation of existing store locations in the ordinary course of its business;
               (viii) Not to otherwise conduct its business except in the ordinary course consistent with past practice except with respect to those actions to be taken in connection with the transactions contemplated hereby;
               (ix) To maintain itself at all times as a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is incorporated and not to adopt any changes to its certificate of incorporation or bylaws;
               (x) Not to obligate itself to pay any compensation, commission or bonus to any director, officer or employee (or otherwise amend or modify any employment contract, compensation arrangement or employee benefits plan), except for the regular compensation and commissions payable to such director, officer, employee or independent contractor at the rate in effect on the date of this Agreement in the ordinary course of business consistent with past practice;
               (xi) To continue to carry insurance insuring its properties and operations for its benefit consistent with past practice;
               (xii) To use reasonable commercial efforts to preserve its business organization intact, to keep available to the Buyer the services of its employees and independent contractors and to preserve for the Buyer its relationships with suppliers, licensees, distributors and customers and others having business relationships with it;
               (xiii) Not to directly or indirectly incur any indebtedness other than accounts payable and accrued liabilities incurred in the ordinary course of its business consistent with past practice or as otherwise permitted herein;

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               (xiv) Not to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any Affiliate of any of the Target Companies or the Sellers other than in the ordinary course of business consistent with past practice;
               (xv) Not to enter into, modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any Lease or Material Contract listed in Sections 3.11 or 3.18 of the Disclosure Schedule or which, if such Lease or Material Contract had existed as of the date of this Agreement, would have been required to be listed on Sections 3.11 or 3.18 of the Disclosure Schedule, other than in the ordinary course of business consistent with past practice;
               (xvi) Make or change any material election, change an annual accounting period, adopt or change any accounting method, enter into any closing agreement with respect to material Taxes, settle any material Tax claim or assessment relating to any Target Company or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Target Company;
               (xvii) To maintain its facilities, machinery and equipment in the ordinary course of business consistent with past practice;
               (xviii) To report periodically to the Buyer concerning the status of the business, operations, and finances of such Target Company; and
               (xix) except as provided by this Agreement, not take or agree or commit to take any action that is reasonably likely to result in any of the Company’s representations or warranties hereunder being untrue in any material respect (or in any respect if such representation is qualified by materiality, Material Adverse Effect or words to similar effect) or in any of the conditions to the Closing not being satisfied.
     6.2 Consents and Approvals.
          (a) If required by applicable Law, each Party agrees to file the appropriate Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten Business Days after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. Each Party agrees to use its commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act; provided however, the Buyer shall not be required by this Agreement to dispose of or make any change in any portion of its business, agree or consent to refrain from any line of business into which the Buyer may reasonably enter, or make any payments in order to obtain early termination of the waiting period under the HSR Act or to obtain any applicable merger control clearances or otherwise eliminate any impediment under any antitrust Law. In addition, each Party agrees to promptly make any other filing that may be required under any antitrust Law or by any antitrust authority and effect all other filings with and notifications to the government agencies in any other jurisdiction where such filings and notifications are required. The Buyer shall pay the filing fees associated with the HSR filings and any other similar filings required in any other jurisdictions. The Sellers and the Buyer mutually commit to instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues under any antitrust Law and, consequently, expiration or termination of the applicable HSR Act waiting period at the earliest practicable date. The Sellers and the Buyer will supply each other with copies of all correspondence, filings or communications with antitrust authorities, with respect to the transactions contemplated by this Agreement and any related or

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contemplated transactions, including, without limitation, documents filed pursuant to Item 4(c) of the Notification and Report Form or communications regarding the same.
          (b) Prior to Closing, the Company shall obtain and provide to Buyer either: (i) a letter from the New Jersey Department of Environmental Protection (“NJDEP”) stating that the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et. seq. and the regulations promulgated thereunder (collectively “ISRA”) are not applicable to the transactions contemplated by this Agreement (a “Letter of Non-Applicability”); or (ii) an approved Negative Declaration (as defined by ISRA), De Minimis Quantity Exemption (as defined by ISRA), Expedited Review (as defined by ISRA), Regulated Underground Storage Tank Waiver (as defined by ISRA), or No Further Action Letter (as defined by ISRA) (the Negative Declaration, De Minimis Quantity Exemption, Expedited Review, Regulated Underground Storage Tank Waiver or No Further Action Letter, as the case may be, are hereinafter referred to collectively as the “ISRA Clearance”) for each property subject to ISRA and the transactions contemplated by this Agreement. If the Company is unable to obtain a Letter of Non-Applicability or ISRA Clearance by the Closing for each property subject to ISRA and the transactions contemplated by this Agreement, then the Company shall apply for and, prior to the Closing, enter into a Remediation Agreement (as defined by ISRA) with NJDEP for each property subject to ISRA and the transaction contemplated by this Agreement for which a Letter of Non-Applicability or the ISRA Clearance cannot be obtained. In any such Remediation Agreement, the Company shall pay for and be identified as the sole party responsible for: (x) compliance with the Remediation Agreement after Closing; and (y) obtaining the ISRA Clearance after the Closing. In addition, the Company shall provide all necessary financial assurance required by NJDEP under any such Remediation Agreement. After the Closing, Buyer grants the Sellers reasonable access to each property subject to ISRA and the transactions contemplated by this Agreement for which a Letter of Non-Applicability or the ISRA Clearance cannot be obtained. Such access shall be for the sole purpose of obtaining the ISRA Clearance.
          (c) Section 280G Approval.
               (i) The Target Companies shall, a reasonable time prior to Closing, submit to the stockholders of the Target Companies for approval (in a manner satisfactory to Buyer), by such number of stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code and any related regulations, any payments and/or benefits set forth in Section 3.20(n) of the Disclosure Schedules and any other payments that Buyer determines may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and prior to Closing the Company shall deliver to Buyer evidence satisfactory to Buyer that (A) a stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Approval”), or (B) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals on the date of this Agreement.
               (ii) Any materials to be submitted to the stockholders in connection with obtaining the 280G Approval (the foregoing, collectively, the “280G Materials”), shall be subject to review and approval by Buyer and shall include information required to obtain the 280G Approval. The 280G Materials shall not contain any untrue statement of a material fact and shall not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading. Anything to the contrary contained herein notwithstanding, the Target Companies shall not include in the 280G Materials any information with respect to Buyer or its Affiliates, the form and content of which shall not have been consented to in writing by Buyer prior to such

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inclusion. The boards of directors of the Target Companies shall not alter, modify, change or revoke its unanimous recommendation to the stockholders to approve and adopt the 280G Approval.
     6.3 Cooperation with Respect to Financing. The Sellers agree to cooperate in any reasonable manner with the Buyer in connection with the obtaining of the financing that is the subject of the Financing Commitments (including, without limitation, obtaining the release, discharge and/or termination of all outstanding liens, security agreements and pledge agreements, as applicable, in connection with the Ableco Financing); provided, however, that neither the Company nor the Sellers will have any liability or responsibility, whether pursuant to this Agreement or otherwise, for any information provided, directly or indirectly, to the source of any potential financing, other than information provided to such source by the Sellers or the Target Companies concerning the Target Companies. The Buyer will use commercially reasonable efforts to obtain the financing set forth in the Financing Commitments.
     6.4 Resignation of Directors. Prior to or at the Closing Date, the Company will cause each of the directors of each of the Target Company to resign as a director of such Target Company effective at the Closing Date.
     6.5 Use of Name. None of the Sellers will use the names “Consolidated Vision Group” or “America’s Best Contacts & Eyeglasses” or any derivative thereof in any way whatsoever at any time after the Closing Date; provided, however, that nothing in this Section 6.5 shall be deemed in any way to prevent the Sellers from including the name “Consolidated Vision Group” or “America’s Best Contacts & Eyeglasses” in any materials produced by such Sellers or their Affiliates in which such names are used in connection with a description of such Seller’s previous business experience.
     6.6 Exclusivity. Prior to the Closing date, none of the Target Companies, the Sellers nor any of their Affiliates will (and the Sellers will not cause or permit any of the Target Companies to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or, except in the ordinary course of business, any portion of the assets, of any of the Target Companies (including any acquisition structured as a merger, consolidation, or share exchange) or participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Prior to the Closing Date, none of the Sellers will vote their Shares in favor of any such acquisition, regardless of how structured. The Company and the Sellers will notify the Buyer promptly if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing prior to the Closing Date.
     6.7 Reasonable Commercial Efforts. Between the date of this Agreement and the Closing Date, the Company, the Sellers and the Buyer will use their reasonable commercial efforts to cause the conditions in Section 8 to be satisfied.
7. Other Agreements.
     7.1 Books and Records. For seven years following the Closing Date, unless acting with the prior written consent of the Sellers, the Buyer shall not (and shall not permit any Target Company to) destroy or otherwise dispose of any Target Company’s books, records, files, designs, specifications, customer lists, supplier lists, information, reports, correspondence, literature and other sales material, computer software, magnetic media, and other data and similar materials (all such materials, the “Books and Records”) without first offering to surrender the Books and Records which are intended to be destroyed or disposed of to the Sellers. After the Closing, the Buyer (a) shall allow the counsel, accountants, and other representatives of the Sellers and their Affiliates access to such Books and Records (with the related right of examination and duplication) upon reasonable request and during normal

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business hours and (b) shall make available the employees of the Target Companies to the extent such availability is reasonably required by the Sellers in connection with the investigation, preparation, conduct, or settlement of or for any dispute, claim, suit, litigation, or other proceeding by or against the Sellers (or any of their Affiliates) or any other matter arising out of the business of the Target Companies prior to the Closing.
     7.2 No Other Warranties. Except as expressly set forth in this Agreement, no Party is relying on any express or implied representations or warranties relating to any Party or to the consummation of the transactions contemplated hereby. THE REPRESENTATIONS AND WARRANTIES OF THE PARTIES CONTAINED IN THIS AGREEMENT ARE THE SOLE REPRESENTATIONS AND WARRANTIES OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. THE PARTIES ARE NOT MAKING ANY REPRESENTATION OR OTHER WARRANTY (EITHER EXPRESS OR IMPLIED, BY FACT OR LAW) OTHER THAN THOSE SET OUT IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, IN THE CASE OF THE COMPANY AND THE SELLERS, ANY REPRESENTATIONS OR WARRANTIES OF HABITABILITY, MERCHANTABILITY, PROFITABILITY, FUTURE PERFORMANCE, FITNESS FOR A PARTICULAR PURPOSE, WORKMANSHIP, OR NON-INFRINGEMENT.
     7.3 Investigation and Evaluation. The Buyer acknowledges that (a) the Buyer and its directors, officers, attorneys, accountants, and advisors have been given the opportunity to examine to the full extent deemed necessary and desirable by the Buyer all books, records, and other information with respect to each Target Company and its business, assets, and liabilities, and (b) the Buyer has taken full responsibility for determining the scope of its investigations of each Target Company and its business, assets, and liabilities, and for the manner in which such investigations have been conducted, and has examined each Target Company and its business, assets, and liabilities to the Buyer’s full satisfaction. No investigation made heretofore by the Buyer or its agents shall in any way limit or affect the representations, warranties, covenants and indemnities of the Company and the Sellers hereunder.
     7.4 Disclaimer. Except as expressly set forth herein, it is understood that any data, any financial information, and projections or any memoranda or offering materials or presentations (including. without limitation, the Confidential Information Memorandum dated May 2004 (as amended) and the related materials distributed by Jefferies and the management presentation prepared by the Sellers) are not and shall not be deemed to be or to include representations or warranties of the Company or the Sellers and no representation or warranty is made with respect thereto and, if made, is hereby expressly disclaimed. Except as expressly set forth herein, no Person has been authorized by the Company or the Sellers to make any representation or warranty relating to any Target Company or the Sellers or their respective businesses or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty is expressly disclaimed and may not be relied upon as having been authorized by the Company or the Sellers.
     7.5 Publicity. Neither the Buyer (or any of its Affiliates) nor the Company or the Sellers (or any of their Affiliates) shall issue any press release or otherwise make any public statement (except for releases and public statements required or advisable under applicable Laws or stock market listing standards) with respect to the transactions contemplated hereby without first consulting with and obtaining the written approval of the Buyer, in the case of the Company or the Sellers, or without first consulting with and obtaining the written approval of the Stockholders’ Representative, in the case of the Buyer.
     7.6 Employee and Related Matters.

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          (a) The employees of the Target Companies on the Closing Date shall be collectively referred to herein as “Transferred Employees.”
          (b) For purposes of any service or employment requirement for vesting or eligibility to participate in any employee benefit plan, scheme, or arrangement maintained by the Buyer or its Affiliates, service and employment with the Target Companies shall be treated as service and employment with the Buyer and its Affiliates. No Transferred Employee shall be subject to any pre-existing condition exclusion under any health care plan maintained by the Buyer or its affiliates, except to the extent the Transferred Employee was or would have been subject to a pre-existing condition limitation under the applicable health care plan of the applicable Target Company.
          (c) Notwithstanding Section 7.6(b), the Parties acknowledge that employment of any of the Transferred Employees by any Target Company or the Buyer after the Closing Date will be “at will” and may be terminated by the Company or the Buyer at any time for any reason (subject to any legally binding agreement other than this Agreement, or any applicable laws or collective bargaining agreement, or any other arrangement or commitment).
          (d) Buyer covenants and agrees to continue and maintain in all material respects the Company’s incentive compensation arrangements with respect to the 2005 calendar year for the employees set forth in Section 7.6(d) of the Disclosure Schedules, true and correct copies of which have been previously provided to Buyer. The Buyer shall use its reasonable efforts to calculate, to the extent practicable, the performance measures of the Target Companies against which bonus objectives are compared as if transactions contemplated by this Agreement had not occurred.
     7.7 Consents, Assigned Contracts, Etc. Prior to the Closing Date, the Buyer, the Company and the Sellers shall use commercially reasonable efforts to obtain as promptly as possible the assignments, permits, estoppel certificates and consents listed on Schedule 7.7, which include all assignments, permits, estoppel certificates and consents needed with respect to the Material Contracts and Leases.
     7.8 Notification of Certain Matters. From time to time prior to the Closing, the Company and the Buyer shall promptly supplement or amend the Disclosure Schedules as called for by the representations and warranties set forth in Section 3 and 5, as appropriate, in order to keep such information therein timely, complete and accurate and each supplement to or amendment of the Disclosure Schedules made after the date hereof pursuant to this Section 7.8 shall be deemed to cure any breach of any representation or warranty made pursuant to this Agreement; provided however, that such amendment or supplement may only be made if: (a) it is necessitated because of facts, circumstances or events arising after the execution of this Agreement that were not anticipated by such Party at the time of execution of this Agreement; and (b) such representation or warranty was otherwise accurate as of the time when originally made. Between the date of this Agreement and the Closing Date, each Party will promptly notify the other Parties in writing if such Party becomes aware of any fact or condition that causes or constitutes a breach of any Party’s representations and warranties as of the date of this Agreement, or if such Party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each Party will promptly notify the other Parties of the occurrence of any breach of any covenant of such Party or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

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     7.9 Director and Officer Insurance. The Buyer shall cause the persons serving as officers and directors of each of the Target Companies immediately prior to the Closing Date (including, without limitation, any directors or officers who have resigned pursuant to Section 6.4 of this Agreement) to be covered for a period of six years from the Closing Date by the directors’ and officers’ liability insurance policy maintained by the Company as of the date of this Agreement (provided that the Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the Closing Date which were committed by such officers and directors in their capacity as such; provided that the Buyer shall have no obligation to maintain such policy if the aggregate cost of such policy shall exceed $120,000 annually, and the Buyer may adjust the coverage or terms and conditions of the policy as necessary to maintain the costs of such policy at no greater than $120,000 annually.
     7.10 Releases.
          (a) Effective as of the Closing Date, except for the rights under this Agreement, each Seller releases, remises, and forever discharges the Target Companies and their Affiliates (as such term applies to the Target Companies prior to the Closing Date), their respective representatives and insurers, and their respective successors and assigns, and each of them of and from any and all claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action, without limitation of law, equity or otherwise, arising solely in such Seller’s capacity as a stockholder of the Company, and not in any other capacity (the “Released Claims”); provided, that the Released Claims shall under no circumstances include any claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action, without limitation of law, equity or otherwise, arising out of the transactions contemplated by this Agreement. Each Seller represents and warrants that no Released Claim released herein has been assigned, expressly, impliedly, or by operation of Law, and that all Released Claims of such Seller released herein are owned by such Seller, who has the sole authority to release them. Each Seller agrees that such holder shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action or proceeding, judicial, administrative, or otherwise, or otherwise attempting to collect or enforce any Released Claims which are released and discharged herein.
          (b) Effective as of the Closing Date, except for the rights under this Agreement, Buyer and the Target Companies release, remise, and forever discharge each Seller and their respective Affiliates, representatives and insurers, and their respective successors and assigns, and each of them of and from any and all claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action, without limitation of law, equity or otherwise, arising solely against such Seller in its capacity as a stockholder of the Company, and not in any other capacity (the “Released Buyer Claims”; provided, that the Released Buyer Claims shall under no circumstances include any claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, without limitation of law, equity or otherwise, arising out of the transactions contemplated by this Agreement. Buyer represents and warrants that no Released Buyer Claim released herein by Buyer has been assigned, expressly, impliedly, or by operation of Law, and that all Released Buyer Claims of Buyer released herein are owned by Buyer, who has the sole authority to release them. Buyer and the Target Companies agree that such holders shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action or proceeding, judicial, administrative, or otherwise, or otherwise attempting to collect or enforce any Released Buyer Claims which are released and discharged herein.
     7.11 Access and Inspection; Cooperation. The Sellers and the Target Companies shall provide the Buyer and their authorized representatives full access during normal business hours from and after the date hereof until the Closing to the books, records, properties and personnel of the Target Companies for

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the purpose of making such investigation as they may reasonably desire, and the Sellers and the Target Companies shall furnish such information concerning the Target Companies as they may reasonably request. Before the Closing, the Buyer may have a representative present at the headquarters of the Company to assist in post-Closing transition and related matters in connection with the businesses of the Target Companies. The Parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations hereunder, and all Parties shall use commercially reasonable efforts to consummate the transactions contemplated herein and to fulfill their obligations hereunder. After the Closing Date, from time to time and at any time, at the Buyer’s request and expense, the Sellers shall execute and deliver such further documents and instruments of conveyance, assignment, and transfer and shall take such further reasonable actions as may be necessary or desirable, in the opinion of the Buyer, in connection with the consummation of the transactions described herein. Notwithstanding anything herein to the contrary, the Sellers and the Target Companies shall not be bound by any of the covenants or agreements set forth in this Section 7.11 to the extent such compliance will, in the reasonable judgment of the Sellers, interfere with the day-to-day business or operations of any of the Target Companies.
     7.12 Target Company Assets Owned by Others. To the extent any Sellers or any Affiliates of the Target Companies own any asset or property primarily used in the conduct of the business of the Target Companies, the Sellers and Target Companies shall cause the transfer, conveyance or assignment of such asset or property, without charge or cost, to the Target Company as promptly as possible.
     7.13 Cancellation of Certain Agreements. The Target Companies and the Sellers hereby irrevocably: cancel and terminate the agreements listed in Section 7.13 of the Disclosure Schedule (each as may have been amended or modified subsequent to their respective initial effective dates) (the “Cancelled Agreements”), effective as of the times set forth in Section 7.13 with respect to each such Cancelled Agreement, unless such Cancelled Agreements shall be cancelled and terminated on their own terms in connection with the Closing, and consent to such cancellation and termination; agree and acknowledge that the Cancelled Agreements are null and void and of no further force and effect; release, waive and relinquish any and all rights each may have under the Cancelled Agreements; release each other from all obligations under the Cancelled Agreements; and waive any notice period or other requirement to amend or terminate the Cancelled Agreements.
     7.14 Evidence of Insurance. Prior to the Closing Date, the Buyer, the Company and the Sellers shall use commercially reasonable efforts to obtain as promptly as possible, to the extent that employees of the Professional Corporations are eligible to participate in the Company’s welfare benefit plans set forth on Section 7.14 of the Disclosure Schedule, letters or other evidence from the applicable insurers of the Target Companies with respect to employees of the Professional Corporations confirming that such employees are covered by the corresponding Company welfare benefit plan.
     7.15 Restrictive Covenants.
          (a) In order to induce the Buyer to enter into this Agreement, Raymond French and Barry Feinberg (each of whom is a Seller and an executive officer of one or more of the Target Companies) agrees that each of them will not, without the prior written consent of the Buyer, for their own account or jointly with another, directly or indirectly, for or on behalf of any Person, as principal, agent or otherwise:
               (i) for a period of three (3) years immediately following the Closing Date, engage or invest in, or own, control, manage or participate in the ownership, control or management of, or render services or advice to, or lend such Seller’s name to, any business engaged, or which such Seller reasonably knows is undertaking to become engaged, within the geographic locations set forth in Section

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7.15 of the Disclosure Schedules (which is the territory in which the Target Companies currently do business), in the business conducted by the Target Companies as described in Section 7.15 of the Disclosure Schedules, except on behalf of the Buyer or its Affiliates;
               (ii) for a period of three (3) years immediately following the Closing Date, solicit, call upon or attempt to solicit the patronage of any Person to whom the Target Companies sold or provided any of the Target Companies’ products or services during the two (2) year period prior to the Closing Date, for the purpose of obtaining the patronage of any such Person for the purchase of similar products and services, except on behalf of the Buyer and its Affiliates;
               (iii) for a period of three (3) years immediately following the Closing Date, solicit or induce, or in any manner attempt to solicit or induce, any person employed or engaged by the Target Companies or the Professional Corporations in any capacity (including, without limitation, as an employee, distributor, independent contractor or agent), to leave such employment or engagement, whether or not such employment or engagement is pursuant to a contract or is at will; and
               (iv) at any time after the Closing Date, disclose or reveal to any Person, any Confidential Information or Trade Secrets of the Target Companies or the Professional Corporations except on behalf of the Buyer or its Affiliates.
          (b) Notwithstanding anything herein to the contrary, it shall not be a breach of the covenants contained in subparagraph (a) above for Raymond French and Barry Feinberg to collectively own not more than five percent (5%) of the equity interests of any Person whose equity interests are publicly traded.
          (c) Although the Parties have, in good faith, used their best efforts to make the provisions of this Section 7.15 reasonable in both geographic area and in duration, and it is not anticipated, nor is it intended, by any of the Parties hereto that a court of competent jurisdiction would find it necessary to reform the provisions hereof to make it reasonable in both geographic area and in duration, or otherwise, the Parties understand and agree that if a court of competent jurisdiction determines it necessary to reform the scope of this Section 7.15 in order to make it reasonable in either geographic area or duration, or otherwise, damages, if any, for a breach hereof, as so reformed, would be deemed to accrue to the Buyer as of and from the date of such a breach only insofar as the damages for such breach relate to an action which occurred within the scope of the geographic area and duration as so reformed.
8. Conditions Precedent to the Closing.
     8.1 Conditions Precedent to the Parties’ Obligations. The obligations of the Buyer and the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction (or waiver by the applicable Party), prior to or at the Closing, of each of the following conditions precedent:
          (a) No injunction, writ, temporary restraining order, or other order, shall be in effect which restrains or prohibits the transactions contemplated by this Agreement, and no litigation or other proceeding shall be pending or threatened which individually or collectively with other proceedings would be reasonably be expected restrain or prohibit the transactions contemplated by this Agreement or have a Material Adverse Effect; and
          (b) Any waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

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     8.2 Conditions Precedent to the Buyer’s Obligations. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction (or waiver by the Buyer), prior to or at the Closing, of each of the following additional conditions precedent:
          (a) The representations and warranties of the Company and the Sellers set forth in this Agreement that are not qualified by reference to materiality, Material Adverse Effect or similar words shall be true and correct in all material respects, and the representations and warranties of the Company and the Sellers contained in this Agreement that are qualified by reference to materiality, Material Adverse Effect or similar words shall be true and correct in all respects, in each case as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), in each case giving effect to any amendments or supplements delivered pursuant to Section 7.8. The Company and the Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company and the Sellers by the time of the Closing. The Company shall have delivered to the Buyer the Company Officer’s Certificate confirming the foregoing, which shall be dated as of the Closing Date and signed by an authorized officer of the Company.
          (b) There shall have been no amendments or supplements to the Company’s and Sellers’ representations and warranties delivered pursuant to Section 7.8 (i) the subject matter of which, individually or in the aggregate, could reasonably result in the expenditure by the Target Companies or Buyer, or incurrence of liabilities or obligations by the Target Companies or Buyer, of $500,000 or more, or, (ii) if the subject matter of such amendments or supplements is not reasonably quantifiable, which, individually or in the aggregate, could materially adversely affect the Target Companies or the transactions contemplated hereby.
          (c) There shall not have occurred any event or condition that has had a Material Adverse Effect since the date of this Agreement.
          (d) All of the third party consents specified in Schedule 7.7 above shall have been obtained.
          (e) Simultaneously with the Closing:
               (i) the Buyer shall have received the Escrow Agreement in form and substance as set forth in Exhibit F attached hereto, executed by the Sellers and the Escrow Agent;
               (ii) the Buyer shall have received the other deliverables as described in Section 2.3(a); and
               (iii) the transactions contemplated by the Financing Commitments shall have closed on the terms and conditions described in such Financing Commitments and the Buyer shall have obtained financing on terms described in the Financing Commitments (or replacement financings which provide sufficient funds to enable the Buyer to consummate the transactions contemplated hereby).
     8.3 Conditions Precedent to the Sellers’ Obligations. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction (or waiver by the Sellers), prior to or at the Closing, of the following additional condition precedent:

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          (a) The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects, as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), in each case giving effect to any amendments or supplements delivered pursuant to Section 7.8. The Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Buyer by the time of the Closing. The Buyer shall have delivered to the Sellers the Buyer Officer’s Certificate confirming the foregoing, which shall be dated the Closing Date and signed by an authorized officer of the Buyer.
          (b) Simultaneously with the Closing, the Sellers shall have received the Escrow Agreement in form and substance as set forth in Exhibit F attached hereto, executed by the Buyer and the Escrow Agent.
     8.4 Frustration of Conditions. Neither the Buyer nor the Sellers may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, respectively, to be satisfied if such failure was caused by such Party’s failure to act in good faith or to comply with its obligations under this Agreement.
9. Tax Matters.
     9.1 Preparation and Filing of Tax Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date and Tax Returns of the Target Companies for periods which begin on or before the Closing Date and end after the Closing Date (a “Straddle Period”). All such Tax Returns shall be prepared in a manner consistent with all prior Tax Returns of the Target Companies. Buyer shall provide the Stockholders’ Representative with any such Tax Return at least 30 days prior to filing, shall permit the Stockholders’ Representative to review and comment upon each such Tax Return prior to filing and shall reflect all such reasonable comments in such Tax Return. Notwithstanding anything to the contrary herein, the Buyer shall not, without the consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld), take a position in any Tax Return of any Target Company filed pursuant to this Section 9.1 if such position is inconsistent with prior Tax Returns of the Target Companies and (x) would result in the imposition of Tax in excess of that which would be imposed had the Tax Return been prepared in a manner consistent with prior Tax Returns, and (y) such additional Tax is Tax for which Sellers have an indemnification obligation pursuant to this Agreement or otherwise economically bear.
     9.2 Carrybacks. The Sellers shall not be required to file amended Tax Returns for any taxable period ending on or prior to the Closing Date to permit a carryback of any Tax items related to any Target Company.
     9.3 Tax Cooperation. The Buyer, the Target Companies and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and (upon the other Party’s reasonable request) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Target Companies and the Sellers agree to retain all books and records with respect to Tax matters pertinent to the Target Companies relating to the taxable period first ending after the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any

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taxing authority, and to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Target Companies or the Sellers, as the case may be, shall allow the other Party to take possession of such books and records.
     9.4 Refunds. Any refund of paid Taxes which Sellers economically bore as owners of the Target Companies when such Taxes were paid, or are paid by the Sellers pursuant to an indemnification claim under this Agreement, shall be the property of the Sellers and the Buyer shall pay or cause to be paid any such refunds received to the Sellers within fifteen (15) days of receipt thereof.
     9.5 Amended Returns. Neither the Buyer nor any Affiliate of the Buyer may amend a Tax Return of any Target Company with respect to a taxable period or portion thereof ending on or before the Closing Date without the consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld; provided, however, that the Buyer or any Affiliate of the Buyer may, without the consent of the Stockholders’ Representative, amend any such Tax Return so long as the Buyer indemnifies the Sellers for any Taxes and costs the Sellers would be liable for or economically bear that are attributable to the filing of such amendment.
     9.6 Section 338 Election. Neither the Buyer nor any of its Affiliates shall make or cause to be made an election pursuant to Section 338(g) of the Code or any corresponding election under any other Tax law with respect to the acquisition of the Shares pursuant to this Agreement.
     9.7 Treatment of Payments Under Section 2.4. Except as otherwise required pursuant to a proceeding relating to Taxes, the Parties agree to treat the payments to be made pursuant to Section 2.4 for all Tax purposes as occurring at the beginning of the day after Closing pursuant to 26 C.F.R. § 1.1502-76(b)(1)(ii)(B).
10. Remedies for Breaches of this Agreement.
10.1 Survival of Representations, Warranties and Covenants.
               (a) All of the representations and warranties contained in Sections 3, 4 and 5 above shall survive the Closing hereunder and continue in full force and effect for a period ending on the Warranty Expiration Date, whereupon they and all rights, liabilities and obligations in connection therewith shall terminate, except that the representations and warranties in Sections 3.5(a) (Capitalization), 4.2 (Corporate Power; Enforceable Obligation) and 4.4 (Title to Shares) shall survive indefinitely.
10.2 Indemnification.
               (a) Subject to the limitations set forth in Article 10 and in accordance with the procedures set forth in Section 10.3, from and after the Closing:
                    (i) each Seller, severally and not jointly, shall indemnify and hold harmless the Buyer, the Target Companies, their Affiliates, and the officers, directors, agents and employees of the Buyer, the Target Companies and their Affiliates (collectively, the “Buyer Indemnitees”) against Seller’s Pro Rata Share (as defined below) of any loss, liability, or expense (including, without limitation, reasonable attorneys’ fees and expenses, but excluding punitive and other similar damages (each, a “Loss”) caused by or resulting from (A) any breach by the Company of any representation or warranty of the Company made in this Agreement, or any certificate delivered by any officer of any Target Company pursuant to this Agreement, (B) the failure by the Company to perform any covenant or agreement in this Agreement to be performed by the Company, (C) the distribution or dividend and redemption of preferred

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stock made by the Company in December 2004 and (D) the Company’s obligation to comply with the Remediation Agreement, if any, described in Section 6.2(b);
                    (ii) each Seller shall severally, and not jointly, indemnify and hold harmless the Buyer from any Loss caused by or resulting from (A) any breach of any representation or warranty of such Seller in this Agreement and (B) the failure by such Seller to perform any covenant or agreement in this Agreement to be performed by such Seller; and
                    (iii) the Buyer shall indemnify and hold harmless each Seller against any Loss caused by or resulting from (A) any breach of any representation or warranty of the Buyer in Section 5, (B) the failure by the Buyer to perform any covenant or agreement in this Agreement and (C) the operations of the business of the Target Companies after the Closing.
               (b) No Party seeking indemnification hereunder (the “Indemnified Party”) shall make any claim for indemnification under this Section 10 against another Party (an “Indemnifying Party”; and treating all Sellers as a single Indemnifying Party for purposes of this Section 10.2(b)) unless and until the aggregate amount of all such claims against such Indemnifying Party exceeds $500,000 (the “Deductible”), whereupon the Indemnified Party may claim indemnification for the amount of such claims, or portion thereof, in excess of such Deductible; provided however, such Deductible shall not apply to claims for breaches of the Company’s representation and warranty in Section 3.14 regarding the accuracy of Sections 2.1(a) and 2.4(c) of the Disclosure Schedules and indemnity claims for the Company’s obligation to comply with the Remediation Agreement, if any, described in Section 6.2(b).
               (c) The aggregate liability of the Sellers for indemnification claims pursuant to this Section 10 shall not exceed the Escrow Funds. The aggregate liability of the Buyer for indemnification claims pursuant to this Section 10 shall not exceed $6,000,000. These limitations shall not apply, with respect to each Seller only, to claims arising out of such Seller’s fraud or breach of Sections 3.5(a), 4.2 and 4.4; provided, however, that the aggregate liability of Sellers for indemnification claims with respect to Section 3.5(a) pursuant to this Section 10 shall not exceed the Purchase Price. In determining the amount of claims against an Indemnifying Party hereunder, the amount of any insurance proceeds actually received by the Indemnified Party related to the matters which formed the basis for such claims shall be deducted from the amount to be paid by the Indemnifying Party (and to the extent the Indemnifying Party has already paid any amount of any claim for which insurance proceeds are subsequently received, the Indemnified Party shall refund to the Indemnifying Party the amount of such indemnification payments equal to such proceeds). In calculating the amount of any Loss, there shall be deducted from the claim for such Loss the amount of any reserve or accrual with respect to such Loss to the extent that such reserve or accrual is included in the final determination of net working capital balance as of the Closing Date under Section 2.5.
               (d) For purposes of Section 10.2(a)(i), each Seller’s Pro Rata Share of any Loss covered by such Section shall be equal to the total amount of such Loss multiplied by the percentage set forth next to such Seller’s name on Exhibit K attached hereto.
               (e) Notwithstanding anything else in this Agreement, the amount of any indemnification claim by Buyer for unpaid Taxes of the Target Companies shall be reduced if, based on a pro forma calculation that assumes the payments to be made pursuant to Section 2.4 were treated for all Tax purposes as being made or accruing during the tax period (or portion thereof) ending on the Closing Date, such unpaid Taxes as determined by such pro forma calculation would be lower than the amount of Buyer’s indemnification claim therefor. In such event, Buyer’s claim will be reduced by the amount of the difference between Buyer’s claim and the amount such unpaid Taxes would be under such pro forma calculations (but in no event will Buyer’s claim in such event be reduced below zero).

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     10.3 Indemnification Procedures.
               (a) The Indemnified Party shall promptly notify the Indemnifying Party of any claim hereunder (including without limitation items that would be claims if they were not below the Deductible) and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation reasonably necessary to support and verify the claim asserted (or which would be asserted if not below the Deductible), and the Indemnifying Party shall be given access to all books and records in the possession or control of the Indemnified Party related to such claim. The failure to give prompt notice shall not relieve the Indemnifying Party of the responsibility to indemnify except in the event that such failure to give prompt notice materially prejudices the defense of a claim, in which case failure to give prompt notice will relieve the Indemnifying Party of any responsibility hereunder.
               (b) If any legal proceedings are instituted or any claim or demand is asserted by any Person in respect of which a Buyer Indemnitee or any Seller may seek indemnification from the other pursuant to the provisions of Section 10.2, the Indemnified Party shall promptly give notice to the Indemnifying Party of the commencement of such proceeding (but the failure to give such prompt notice shall not relieve the Indemnifying Party from its indemnification obligations, subject to the exception set forth in Section 10.3(a)). The Indemnifying Party will be entitled to participate in such proceeding and, to the extent that it wishes, at any time, at its option and expense, to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of a proceeding, it will have the right to defend against and/or negotiate any such claim, and in such case the Indemnifying Party shall not be liable for the fees and expenses of counsel subsequently incurred by the Indemnified Party. No Indemnified Party may settle any such claim without the prior written consent of the Indemnifying Party. Any settlement of any such claim by any Indemnified Party without such consent of the Indemnifying Party shall relieve the Indemnifying Party of any obligation to indemnify as to such settled claim pursuant to this Section 10 or otherwise. The Buyer and the Seller shall cooperate fully with each other in connection with the defense, negotiation and settlement of any such legal proceeding, claim or demand.
     10.4 No Liability or Contribution by the Target Companies. No Target Company shall have any liability to any Seller as a result of any misrepresentation or breach of representation or warranty by the Target Companies contained in this Agreement, the Disclosure Schedules or any other agreement, certificate, instrument, agreement or other writing delivered by or on behalf of any Seller or the Target Companies pursuant to this Agreement or in connection with the transactions contemplated herein, or the breach of any covenant or agreement of any Seller or the Target Companies contained in this Agreement, the Disclosure Schedules or any other agreement, certificate, instrument, agreement or other writing delivered by or on behalf of any Seller or the Target Companies pursuant to this Agreement or in connection with the transactions contemplated herein, and no Seller shall have any right of indemnification or contribution against the Target Companies on account of any such misrepresentations or breaches.
     10.5 Exclusive Remedy. Other than in the case of fraud, this Section 10 sets forth the only responsibility of each Party, from and after the Closing, to indemnify or otherwise protect any other Party against any loss, liability or expense arising out of or related to the transactions contemplated by this Agreement and the Company’s obligation to comply with the Remediation Agreement, if any, described in Section 6.2(b), and the Buyer’s sole and exclusive remedy after the Closing (pre-Closing matters being the subject of Sections 11.1 and 11.2) for any breach of this Agreement by any Seller or the Company shall be the provisions of this Section 10; provided, however, that notwithstanding the foregoing, Buyer may seek equitable remedies from each Seller with respect to such Seller’s individual failure to comply with the covenants set forth in Sections 6.5, 7.5, 7.10, 7.13, 7.15 and 9.7 or Articles 10 and 11. The Escrow Funds shall serve as the Buyer’s sole source of payment for Losses to which it is entitled under

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this Section 10, other than Losses from the Company’s breach of the representation and warranty in Sections 3.5(a) and from each Seller’s fraud or breaches of each Seller of such Seller’s representations and warranties in Sections 4.2 and 4.4.
11. Miscellaneous.
     11.1 Termination. This Agreement may be terminated by written notice of termination only as follows:
               (a) By mutual written consent of the Buyer, the Company and the Sellers;
               (b) By either the Buyer or the Sellers, if the Closing has not occurred on or before the End Date, unless the reason that the Closing has not occurred shall be the failure of the Party seeking to terminate this Agreement to fulfill its obligations hereunder (treating the Company and the Sellers as a single Party for purposes of this Section 11.1(b));
               (c) By the Buyer if:
                    (i) a breach of any representation, warranty, covenant or agreement on the part of the Sellers or the Company set forth in this Agreement shall have occurred which if uncured would cause any condition set forth in Sections 8.1 and 8.2 not to be satisfied, and such breach is incapable of being cured and such condition is incapable of being satisfied by the End Date or, if capable of being cured, shall not have been cured within ten business days following receipt by the Sellers of written notice of such breach from the Buyer; or
                    (ii) the transactions contemplated by the Financing Commitments (or replacement sources of financing which provide sufficient funds to enable the Buyer to consummate the transactions contemplated hereby) shall not have closed, or shall become reasonably incapable of closing by the End Date; or
               (d) By the Sellers if a breach of any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement shall have occurred which if uncured would cause any condition set forth in Sections 8.1 and 8.3 not to be satisfied, and such breach is incapable of being cured and such condition is incapable of being satisfied by the End Date or, if capable of being cured, shall not have been cured within ten business days following receipt by the Buyer of written notice of such breach from the Sellers, except as otherwise provided in this Agreement.
     Each Party expressly (x) acknowledges and agrees that prior to the Closing its exclusive remedy in the event of a breach of any representation or warranty made to it in this Agreement (or any certificate delivered in connection herewith) is to terminate this Agreement in accordance with Sections 11(b), 11.1(c) or 11.1(d), as applicable, (y) except as provided in Section 11.2, waives and releases any other rights or remedies it may have in connection with any such breach, at law, in equity, under this Agreement or otherwise, and (z) acknowledges and agrees that in the event of any such termination no Party shall have any liability or obligation with respect to any Loss of any Party hereto.
     11.2 Effect of Termination. In the event of termination hereunder without Closing, each Party hereto shall return promptly to the other Party hereto or destroy (and certify such destruction to the other Party in writing) all documents, work papers, and other material of the other Party furnished or made available to such Party or its representatives or agents, and all copies thereof, and agrees that no information received by it or its representatives or agents shall be revealed by it or its representatives or agents to any third party or used for the advantage of such Party or any other person. In the event of the

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termination hereof as expressly permitted under Section 11.1, this Agreement shall forthwith become void and have no effect (except for Section 11.4) and there shall be no liability in respect of this Agreement on the part of any of the Buyer, the Company or the Sellers or their respective officers, directors, or shareholders except as provided in Section 11.4 and this Section 11.2.
     Notwithstanding the foregoing:
               (a) except as set forth in Section 11.2(b) below, if such termination is due to the knowing, material non-fulfillment of any covenant or agreement herein by the Company or the Sellers, the Company shall be fully liable to the Buyer for all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) actually incurred in good faith by the Buyer in connection with this Agreement and the transactions contemplated hereby;
               (b) if such termination is due to the knowing, material non-fulfillment of the covenant or agreement set forth in Sections 2.3(a)(i) or 2.3(a)(xiv) herein by any Seller, such Seller or Sellers shall be fully liable to the Buyer for all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) actually incurred in good faith by the Buyer in connection with this Agreement and the transactions contemplated hereby;
               (c) if such termination is due to the knowing, material non-fulfillment of any covenant or agreement herein by Buyer, Buyer shall be fully liable to the Company and the Sellers for all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) actually incurred in good faith by the Company and the Sellers in connection with this Agreement and the transactions contemplated hereby; and
               (d) except in each case for any failure caused by the Target Companies or the Sellers to satisfy any of the conditions in (i) and (ii) below, and provided the Target Companies and Sellers are otherwise in material compliance with this Agreement:
                    (i) upon termination of this Agreement pursuant to Section 11.1(b), if the purchase of Shares contemplated by this Agreement is not consummated on or prior to the End Date because of the failure of Buyer to consummate the transactions contemplated by the Financing Commitments (or replacement financings which provide sufficient funds to enable the Buyer to consummate the transactions contemplated hereby) on or prior to the End Date; or
                    (ii) upon termination of this Agreement by the Buyer pursuant to Section 11.1(c)(ii)), then Buyer shall pay, as the exclusive remedy of the Sellers (except as set forth in Section 11.2(c)), a termination fee, in cash, to the Company of $4,000,000 no later than five (5) business days after such termination; provided however, that in the event Buyer elects to extend the End Date beyond the one hundred and twentieth (120th) day following the date of this Agreement, then in the event such termination fee becomes payable, Buyer shall, in addition to such $4,0000,000 termination fee, pay simple interest upon such fee beginning from the ninetieth (90th) day following the date of this Agreement through such extended End Date, at a rate of 6.25% per annum.
     11.3 Sales, Transfer, and Documentary Taxes. The Buyer shall be responsible for the payment of all documentary, recording, stamp, registration, sales, use, transfer, real property transfer, stock transfer, excise, or other similar taxes and fees (including penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby and the filing of any Tax Returns with

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respect to such taxes and fees. The Parties agree to cooperate and take all commercially reasonable measures to minimize any such Taxes.
     11.4 Expenses. The Parties shall pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement, and the consummation of the transactions contemplated hereby; except that the Company (and not the Sellers) shall pay the fees and expenses owing to Jefferies in connection with the consummation of the transactions contemplated hereby. The fees and expenses of the Target Companies and the Sellers shall be deducted from the amounts payable to Sellers as set forth in Section 2.1(c) and paid in accordance with Section 2.4(c). Notwithstanding the foregoing, the Company may pay or assume responsibility for paying certain other expenses of the Sellers incidental to the preparation hereof and, through the Closing, the carrying out by the Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated hereby, but, if the Company does so, payment of or accrual for all such other expenses of the Sellers shall be fully reflected in the Closing Date Balance Sheet. The Buyer acknowledges and agrees that it alone will be fully responsible for the filing fee owing under the HSR Act, any foreign merger control laws, and any applicable foreign investment or foreign exchange laws. The anticipated amounts required to pay the fees and expenses of the Sellers and the Company in connection with the transactions contemplated by this Agreement are set forth in Section 2.4(c) of the Disclosure Schedule. Sellers shall obtain releases from the Persons set forth on Section 2.4(c) of the Disclosure Schedule, in form and substance satisfactory to the Buyer, to the effect that, upon payment of the amount set forth opposite such Person’s name on Section 2.4(c) of the Disclosure Schedule, no further amounts shall be due and payable with respect to the transactions contemplated by this Agreement.
     11.5 Contents of Agreement; Amendment. This Agreement and the Confidentiality Agreement set forth the entire understanding of the Parties with respect to the transactions contemplated hereby. This Agreement shall not be amended or modified except by written instrument duly executed by each of the Parties. Any and all other previous agreements and understandings between the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the Confidentiality Agreement.
     11.6 No Assignment. This Agreement may not be assigned by either Party hereto without the prior written consent of the other Party, except that a Seller or the Buyer may assign this Agreement to any of their respective Affiliates without the consent of the other Party; provided, that any Affiliate to whom Seller assigns this Agreement shall agree to be bound by the terms and conditions of this Agreement as if an original signatory hereto.
     11.7 Waiver. No waiver by either Party hereto, whether express or implied, of any right under any provision of this Agreement shall constitute a waiver of such Party’s rights under any other provision of this Agreement, nor shall any such waiver constitute a waiver of such Party’s right at any other time or unless it is made in writing and signed by the Party waiving the condition. No failure by either Party hereto to take any action with respect to any breach of this Agreement or default by the other Party shall constitute a waiver of such Party’s right to enforce any provision of this Agreement against such other Party or to take action with respect to such breach or default or of any subsequent breach or default by such other Party.
     11.8 Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telefaxed with receipt acknowledged (and with a confirmation copy also sent by certified mail return receipt requested), delivered by a recognized commercial courier service with receipt acknowledged, or mailed by registered or certified mail return receipt requested, as follows:

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If to the Buyer, to:
National Vision, Inc.
296 Grayson Highway
Lawrenceville GA 30045
Attention: General Counsel
Telefax No.:
with a required copy to:
Kilpatrick Stockton LLP
1100 Peachtree Street, Suite 2800
Atlanta, GA 30309
Attention: David A. Stockton
Telefax No.: 404-541-3402
If to the Company, to:
Consolidated Vision Group, Inc.
7255 Crescent Boulevard
Pennsauken, NJ 08110
Attention:
Telefax No.:
with a required copy to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Richard B. Aldridge
Telefax No.: 215-963-5001
If to the Sellers, to:
The Stockholders’ Representative
Kelso & Company, L.P.
320 Park Avenue, 24th Floor
New York, NY 10022
Attention: James J. Connors, II
Telefax No.: 212-223-2379
with required copies to:
Kelso & Company
320 Park Avenue, 24th Floor
New York, NY 10022
Attention: James J. Connors, II
Telefax No.: 212-223-2379
and also to:

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Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Richard B. Aldridge
Telefax No.: 215-963-5001
or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval, or other communication will be deemed to have been given as of the date so delivered or telefaxed or five Business Days after the date mailed.
     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its choice of laws provisions.
     11.10 Consent to Jurisdiction. Each of the Parties (a) consents to submit itself to the nonexclusive personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and (b) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
     11.11 No Benefit to Others. The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties and their permitted successors and assigns, and they shall not be construed as conferring any rights or remedies on any persons other than the Parties and their respective successors and permitted assigns. No Person (other than the Parties and their respective successors and permitted assigns) shall be a third party beneficiary of this Agreement.
     11.12 Headings; Construction. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of Section 3 and, to the extent applicable, any other portion of this Agreement, “knowledge of the Company,” “best knowledge of the Company,” any reference to the Company’s “awareness” and each phrase having equivalent meaning (e.g., “known to the Company”) shall be deemed to be the actual knowledge, of facts or other information of : Barry H. Feinberg, Raymond C. French, Jonathan Schwartz, Sharon Petitt, Kelly Carter, Donald Smith, O.D., Harry Witten, Robert Mullen and Tanya Travers, without such persons being obligated or deemed obligated to conduct or to have conducted any special investigation or inquiry into the affairs or business of the Target Companies. The Company shall not be deemed to have knowledge, actual, constructive, or otherwise, of any fact, circumstance, or occurrence known (or deemed to be known) to any person other than as set forth in the preceding sentence. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.
     11.13 Disclosure Schedule, Schedules, and Exhibits. The Disclosure Schedule, and all Schedules and Exhibits, referred to herein are intended to be and hereby are specifically made a part of this Agreement. Matters reflected on the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected on the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.
     11.14 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and

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the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.
     11.15 Stockholders’ Representative.
               (a) Kelso & Company, L.P. shall be constituted and appointed as agent and attorney-in-fact (“Stockholders’ Representative”) for and on behalf of the Sellers to give and receive notices and communications made pursuant to this Agreement, to pay on behalf of the Sellers expenses incidental to the preparation hereof and the carrying out by the Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated hereby, to participate in the Closing on behalf of each of the Sellers, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. Such agency may be changed from time to time upon not less than two Business Days’ prior written notice to the Buyer by the Sellers who as of the date of this Agreement owned a majority in interest of the Shares. No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall receive no compensation for his services. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from each of the Sellers for purposes of this Agreement.
               (b) The Stockholders’ Representative shall not be liable for any act done or omitted hereunder as Stockholders’ Representative while acting in good faith and not in a manner constituting gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Sellers shall severally indemnify the Stockholders’ Representative and hold him/her harmless against any Loss incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of his/her duties hereunder.
               (c) The execution and delivery by any Seller of this Agreement shall be deemed to be approval by such Seller of the terms of the provisions of this Section 11.15 and of the appointment of the Stockholders’ Representative.
               (d) A decision, act, consent or instruction of the Stockholders’ Representative shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each such Seller, and the Buyer may rely exclusively and conclusively upon any such decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each and every Seller. The Buyer is hereby relieved from any obligation to any Person for any acts done by it in accordance with such decision, act, consent or instruction of the Stockholders’ Representative. Except for a notice regarding the change of the Stockholders’ Representative (as contemplated by Section 11.15(a)), the Buyer shall be entitled to disregard any notices or communications given or made by the Sellers unless given or made through the Stockholders’ Representative. Each Seller releases, remises, and forever discharges the Buyer and its Affiliates, their respective representatives and insurers, and their respective successors and assigns, and each of them of and from any and all claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, without limitation of law, equity or otherwise, to the extent based in whole or in part on Buyer’s reliance on the decisions, acts, consents and instructions of the Stockholders’ Representative as being the final, binding and conclusive act of all the Sellers.
               (e) Any successor Stockholders’ Representative appointed in accordance with the Stockholders’ Representative Agreement shall be the Stockholders’ Representative hereunder.

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               (f) Without limiting the generality of the foregoing, the execution and delivery by any Seller of this Agreement shall be deemed to be the authorization by such Seller of the Stockholders’ Representative to execute and deliver the Escrow Agreement on such Seller’s behalf, with such changes to the form of Escrow Agreement set forth in Exhibit F hereto as the Buyer, Stockholders’ Representative and Escrow Agent may approve
     11.16 Counterparts. This Agreement may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the Parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
     11.17 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of the Target Companies is unique and recognize and affirm that in the event the Sellers breach this Agreement, money damages would be inadequate and the Buyer would have no adequate remedy at law, so that the Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and other equitable relief.
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50	Consolidated Vision Group, Inc Strictly Confidential

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

COMPANY:

CONSOLIDATED VISION GROUP, INC.

By:	/s/ Raymond C. French

Name: Raymond C. French
Title: President

SELLERS:

SOCIETE GENERALE, NEW YORK BRANCH

By:	/s/ Harry T. Nullet

Name: Harry T. Nullet
Title: Managing Director

BANKAMERICA INVESTMENT CORPORATION

By:	/s/ Eric Woodward

Name: Eric Woodward
Title: Principal

KELSO EQUITY PARTNERS V, L.P.

By:	/s/ George E. Matelich

Name: George E. Matelich
Title: General Partner

SGC PARTNERS I LLC

By:	/s/ Christopher A. White

Name: Christopher A. White
Title: Director

KELSO INVESTMENT ASSOCIATES V, L.P. By: Kelso Partners V, L.P., its general partner

By:	/s/ George E. Matelich

Name: George E. Matelich
Title: General Partner

Consolidated Vision Group, Inc Strictly Confidential

/s/ John F. McGillicuddy

John F. McGillicuddy

/s/ Michel Rapoport

Michel Rapoport

/s/ David M. Roderick

David M. Roderick

/s/ John Rutledge

John Rutledge

/s/ George L. Shinn

George L. Shinn

/s/ U. Bertram Ellis, Jr.

U. Bertram Ellis, Jr.

/s/ Gregory L. Segall

Gregory L. Segall

/s/ Raymond C. French

Raymond C. French

/s/ Paul Halpern

Paul Halpern

/s/ Barry H. Feinberg

Barry H. Feinberg

MARQUARD FAMILY PARTNERSHIP, LTD.

By:	/s/ William A. Marquard

Name: William A. Marquard
Title: General Partner

BUYER:

NATIONAL VISION, INC.

By:	/s/ Peter T. Socha

Name: Peter T. Socha
Title: Chairman of the Board

S-2	Consolidated Vision Group, Inc Strictly Confidential

SELLERS (CONT.):

ING FINANCIAL HOLDINGS CORPORATION

By:	/s/ David Hudson

Name: David Hudson
Title: President and CEO

S-3	Consolidated Vision Group, Inc Strictly Confidential